Pursuant to Rule 424(b)(2)
Registration No. 333-263086

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are part of an effective registration statement filed with the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 27, 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 28, 2022)

$

Willis North America Inc.

 % Senior Notes due 20

Willis North America Inc. (the “Issuer”) will issue $    million aggregate principal amount of senior notes that will mature on    , 20 and bear interest at % per annum (the “Notes”).

Interest on the Notes is payable semi-annually in arrears on    and    of each year. Interest on the Notes will accrue from    , 2024 and the first interest payment date will be on    , 2024. The Notes will rank equally with all existing and future unsecured, unsubordinated indebtedness of the Issuer.

The Notes may be redeemed at the option of the Issuer in whole at any time or in part from time to time at the applicable redemption prices specified under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest, if any, up to, but excluding, the redemption date. As described under “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event,” if Willis Towers Watson Public Limited Company experiences a change of control and a ratings decline, the Issuer will be required to offer to purchase the Notes from holders unless we have previously redeemed the Notes.

Payment of the principal of and interest on the Notes is fully and unconditionally guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 9 of the accompanying prospectus.

We intend to apply to list the Notes on the Official List of The International Stock Exchange located in Jersey (the “TISE”).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discount		%	$
Proceeds to Willis North America Inc. (before expenses)		%	$

(1)	Plus accrued interest, if any, from the issue date.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank, S.A./N.V. and Clearstream Banking, société anonyme on or about    , 2024.

Joint Book-Running Managers

BNP PARIBAS	BofA Securities	Citigroup	HSBC	J.P. Morgan

Barclays	PNC Capital Markets LLC	Truist Securities	Wells Fargo Securities

    , 2024

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering of the Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Notes. We refer to this prospectus supplement and the accompanying prospectus collectively as the “prospectus.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus with respect to the offering filed by us with the Securities and Exchange Commission (the “SEC”) and the documents incorporated by reference is accurate only as of their respective dates.

We and the underwriters are not making an offer to sell the Notes in jurisdictions where the offer or sale is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about and observe any restrictions relating to the offering of the Notes and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for a person to make an offer or solicitation.

All references to “we,” “our,” “us,” the “Company,” “Willis,” “WTW” and “Willis Towers Watson” in this prospectus supplement are to Willis Towers Watson Public Limited Company and its consolidated subsidiaries. All references to “Parent” are to Willis Towers Watson Public Limited Company and not to any of its subsidiaries. All references to the “Issuer” and “Willis North America Inc.” in this prospectus supplement refer only to Willis North America Inc. and not to any of its subsidiaries.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We own or have rights to trademarks, trade names and service marks that we use in conjunction with the operation of our business and that appear in this prospectus supplement. This prospectus supplement may also contain trademarks, trade names and service marks of other companies which, to our knowledge, are the property of their respective owners. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by these other parties. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus supplement may appear without the ® or ™ symbols, but the absence of such symbols does not indicate the registration status of such trademarks, trade names or service marks and is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to such trademarks, trade names and service marks.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND CERTAIN RISKS

We have included in this document (including the information incorporated by reference in this prospectus) ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as: our outlook; the potential impact of natural or man-made disasters like health pandemics and other world health crises; future capital expenditures; ongoing working capital efforts; future share repurchases; financial results (including our revenue, costs or margins) and the impact of changes to tax laws on our financial results; existing and evolving business strategies and acquisitions and dispositions, including our completed sale of Willis Re to Arthur J. Gallagher & Co. (“Gallagher”) and transitional arrangements related thereto; demand for our services and competitive strengths; strategic goals; the benefits of new initiatives; growth of our business and operations; the sustained health of our product, service, transaction, client, and talent assessment and management pipelines; our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes; our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational Transformation program; our recognition of future impairment charges; and plans and references to future successes, including our future financial and operating results, short-term and long-term financial goals, plans, objectives, expectations and intentions are forward-looking statements, including with respect to free cash flow generation, adjusted net revenue, adjusted operating margin and adjusted earnings per share. Also, when we use words such as ‘may’, ‘will’, ‘would’, ‘anticipate’, ‘believe’, ‘estimate’, ‘expect’, ‘intend’, ‘plan’, ‘continues’, ‘seek’, ‘target’, ‘goal’, ‘focus’, ‘probably’, or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	our ability to successfully establish, execute and achieve our global business strategy as it evolves;

•	our ability to fully realize anticipated benefits of our growth strategy;

•	our ability to achieve our short-term and long-term financial goals, such as with respect to our cash flow generation, and the timing with respect to such achievement;

•

the risks related to changes in general economic (including a possible recession), business and political conditions, including changes in the financial markets, inflation, credit availability, increased interest rates and trade policies;

•	the risks to our short-term and long-term financial goals from any of the risks or uncertainties set forth herein;

•

the risks relating to the adverse impacts of macroeconomic trends, including inflation, changes in interest rates and trade policies, as well as political events, trade and other international disputes, war, such as the Russia-Ukraine and Israel-Hamas wars, terrorism, natural disasters, public health issues and other business interruptions on the global economy and capital markets, which could have a material adverse effect on our business, financial condition, results of operations, and long-term goals;

•	the risks associated with our withdrawal from our high margin businesses in Russia and our ability to achieve cost-mitigation measures;

•	our ability to successfully hedge against fluctuations in foreign currency rates;

S-iii

•

the risks relating to the adverse impacts of natural or man-made disasters like health pandemics and other world health crises, on the demand for our products and services, our cash flows and our business operations;

•

material interruptions to or loss of our information processing capabilities, or failure to effectively maintain and upgrade our information technology resources and systems and related risks of cybersecurity breaches or incidents;

•	our ability to comply with complex and evolving regulations related to data privacy, cybersecurity and artificial intelligence;

•	the risks relating to the transitional arrangements in effect subsequent to our now-completed sale of Willis Re to Gallagher;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	the impact of seasonality and differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales;

•	the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents;

•	the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation;

•	the risk of substantial negative outcomes on existing litigation or investigation matters;

•	changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•

our ability to make divestitures or acquisitions, including our ability to integrate or manage such acquired businesses, as well as identify and successfully execute on opportunities for strategic collaboration;

•	our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions;

•	our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes;

•	disasters or business continuity problems;

•	the ongoing impact of Brexit on our business and operations;

•	our ability to properly identify and manage conflicts of interest;

•	reputational damage, including from association with third parties;

•	reliance on third-party service providers and suppliers;

•	risks relating to changes in our management structures and in senior leadership;

•	the loss of key employees or a large number of employees and rehiring rates;

•	our ability to maintain our corporate culture;

•	doing business internationally, including the impact of foreign currency exchange rates;

•	compliance with extensive government regulation;

•	the risk of sanctions imposed by governments, or changes to associated sanction regulations (such as sanctions imposed on Russia) and related counter-sanctions;

S-iv

•	our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences;

•

changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress, and any other changes and developments in legal, economic, business or operational conditions impacting our Medicare benefits businesses such as TRANZACT;

•	the inability to protect our intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•

fluctuations in our pension assets and liabilities and related changes in pension income, including as a result of, related to, or derived from movements in the interest rate environment, investment returns, inflation, or changes in other assumptions that are used to estimate our benefit obligations and its effect on adjusted earnings per share;

•

our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•

the impact of recent or potential changes to U.S. or foreign laws, and the enactment of additional, or the revision of existing, state, federal, and/or foreign laws and regulations, recent judicial decisions and development of case law, other regulations and any policy changes and legislative actions, including those that impact our effective tax rate;

•	U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares;

•	changes in accounting principles, estimates or assumptions;

•	our recognition of future impairment charges;

•	risks relating to or arising from environmental, social and governance (‘ESG’) practices;

•	fluctuation in revenue against our relatively fixed or higher than expected expenses;

•	the risk that investment levels, including cash spending, to achieve additional transformation savings increase;

•	the laws of Ireland being different from the laws of the United States and potentially affording less protections to the holders of our securities; and

•	our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For more information, please see Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023. For additional factors, see the section entitled “Risk Factors.”

Any of the assumptions underlying our forward-looking statements, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans or other forward-looking statements will be achieved or realized.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against relying on these forward-looking statements.

S-v

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC.

Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and through the NASDAQ Global Select Market, 4 Times Square, New York, New York 10036, on which our ordinary shares are listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s Internet site referred to above.

S-vi

SUMMARY

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all the information that you should consider before investing. To fully understand this offering, you should read this entire prospectus supplement and the accompanying prospectus carefully, including the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus and our consolidated financial statements and the related notes and the other information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

The Company

WTW is a leading global advisory, broking and solutions company that provides data-driven, insight-led solutions in the areas of people, risk and capital. Utilizing the global view and local expertise of our 48,000 colleagues serving more than 140 countries and markets, we help organizations sharpen strategies, enhance resilience, motivate workforces and maximize performance. We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. Working closely with our clients, we uncover opportunities for sustainable success.

Our clients operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from large, major multinational corporations to middle-market domestic and international companies. Our clients include many of the world’s leading corporations, including approximately 95% of the FTSE 100, 89% of the Fortune 1000, and 91% of the Fortune Global 500 companies. We also advise the majority of the world’s leading insurance companies. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries, with many of our client relationships spanning decades. None of the Company’s customers individually represented more than 10% of its consolidated revenue for each of the years ended December 31, 2023, 2022 and 2021. We place insurance with more than 2,500 insurance carriers, none of which individually accounted for a significant concentration of the total premiums we placed on behalf of our clients in 2023, 2022 or 2021.

Each of Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Unlimited Company, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was incorporated in the Netherlands on November 27, 2009, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we utilize the offices of Willis Group Limited as our principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is + (44) 203-124-6000. Our web site address is www.wtwco.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 6th Floor, New York, New York 10281 and its telephone number is 212-915-8888.

Corporate Structure

The following chart summarizes certain relevant aspects of our corporate structure relating to our current outstanding indebtedness and the Notes being offered hereby.

Note: Simplified organization structure that may exclude some intermediate holding companies and intercompany, internal debt. Amounts shown for our senior note debt securities represent the amounts outstanding as of December 31, 2023 unless otherwise indicated.

(1)

Represents $548 million of 4.400% Senior Notes due 2026 and $272 million of 6.125% Senior Notes due 2043. The Trinity Debt Securities (as defined below) are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Willis Group Limited and Willis North America Inc. See “Description of Other Debt—Senior Debt Securities.”

(2)

Represents a $1.5 billion senior revolving credit facility expiring in October 2026 (the “Revolving Credit Facility”). The borrowers under the Revolving Credit Facility are Trinity Acquisition plc, Willis Netherlands Holdings B.V. and Willis North America Inc. and it is guaranteed by Willis Towers Watson Public Limited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis North America Inc., Willis Group Limited, Willis Towers Watson UK Holdings Limited and Willis Towers Watson Sub Holdings Unlimited Company. See “Description of Other Debt—Credit Facility.”

(3)

Represents $650 million of 3.600% senior notes due 2024, $745 million of 4.650% senior notes due 2027, $598 million of 4.500% senior notes due 2028, $726 million of 2.950% senior notes due 2029, $741 million of 5.350% senior notes due 2033, $395 million of 5.050% senior notes due 2048 and $542 million of 3.875% senior notes due 2049. The Willis North America Debt Securities (as defined below) are guaranteed by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited. See “Description of Other Debt—Senior Debt Securities.” We intend to use the net proceeds from this offering to, among other things, repay the 3.600% Senior Notes due 2024 in full.

The Offering

Issuer	Willis North America Inc.

Notes Offered	$ aggregate principal amount of senior notes due 20 .

Interest Rate	The Notes will bear an interest rate equal to % per annum.

Interest Payment Dates	Interest on the Notes is payable on and of each year, beginning on , 2024.

Maturity Date	The Notes will mature on , 20 .

Form and Denomination	The Notes will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Ranking

The Notes will be senior unsubordinated unsecured obligations of Willis North America Inc. and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, and will:

•

rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, which includes the 4.650% senior notes due 2027, the 4.500% senior notes due 2028, the 2.950% senior notes due 2029, the 5.350% senior notes due 2033, the 5.050% senior notes due 2048 and the 3.875% senior notes due 2049 (the “Willis North America Debt Securities”);

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors (as defined below), including the Issuer’s guarantee of the 4.400% senior notes due 2026 and the 6.125% senior notes due 2043 (the “Trinity Debt Securities” and, together with the Willis North America Debt Securities, the “Willis Towers Watson Group Debt Securities”) and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of December 31, 2023, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment in full of the 3.600% Senior Notes due 2024 (and accrued interest thereon), the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $    billion.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes will be creditors only of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, will be structurally senior to the Notes.

As of December 31, 2023, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment in full of the 3.600% Senior Notes due 2024 (and accrued interest thereon), the non-guarantor subsidiaries of Parent had $    million of outstanding third-party indebtedness, other than ordinary course trade payables. As of and for the year ended December 31, 2023, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

For more information on the ranking of the Notes, see “Description of Notes—Ranking.”

Guarantees

Payment of principal, premium, if any, and interest on the Notes is fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited (the “Guarantors”). Each guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

equal in ranking with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities, and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

For more information on the guarantee of the Notes, see “Description of Notes—Guarantees.”

Additional Amounts

Any payments made by or on behalf of the Issuer or any Guarantor with respect to the Notes or any guarantee of the Notes will be made without withholding or deduction for taxes in any relevant Taxing Jurisdiction (as defined below) unless required by law or by the official interpretation or administration thereof. If the Issuer or any Guarantor is required to withhold or deduct such taxes with respect to a payment to the holders of the Notes, the Issuer or such Guarantor will pay the additional amounts necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Early Redemption for Tax Reasons

In the event of certain changes affecting taxation, the Issuer may redeem the Notes in whole, but not in part, at any time upon proper notice, at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, and additional amounts, if any, to the date of redemption. See “Description of Notes—Early Redemption for Tax Reasons.”

Optional Redemption

The Issuer may redeem the Notes, in whole or in part, at its option at any time and from time to time, prior to , 20 ( months prior to the maturity date of the Notes) (the “Par Call Date”) at a redemption price equal to the greater of (1)(a) as described herein under “Description of Notes—Optional Redemption,” the sum of the present values of the remaining scheduled payments of principal and interest on such notes discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate described herein under “Description of Notes—Optional Redemption” plus    basis points less (b) interest accrued to, but excluding, the date of redemption, and (2) 100% of the principal amount of the notes to be redeemed plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, the Issuer may redeem the Notes, in whole or in part, at its option at any time and from time to time, on or after     , 20   (    months prior to the maturity date of the Notes) at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date. See “Description of Notes—Optional Redemption.”

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event (as defined herein) occurs, the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. See “Description of Notes—Purchase of Notes Upon a Change of Control Triggering Event.”

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes (including the Notes offered hereby), including for voting purposes; provided that if such additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP, ISIN, Common Code and/or other securities identifier than the identifier used for such previously issued Notes.

Use of Proceeds

The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $  million. We intend to use the net proceeds of this offering to (i) repay approximately $650 million aggregate principal amount of the 3.600% Senior Notes due 2024 and related accrued interest, which shall result in the repayment in full of the 3.600% Senior Notes due 2024, and (ii) for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See page S-10 of this prospectus supplement and page 9 of the accompanying prospectus for a discussion of risks you should consider before making an investment in the Notes.

Summary Historical Consolidated Financial Data

The summary consolidated financial data of WTW presented for each of the years in the three-year period ended December 31, 2023 and as of December 31, 2023 and 2022, have been derived from the audited consolidated financial statements of Willis Towers Watson Public Limited Company, which are incorporated herein by reference, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

The summary consolidated financial data presented below for each of the three years ended December 31, 2023 and as of December 31, 2023 and 2022 should be read in conjunction with our audited financial statements and the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which appear in our 2023 Form 10-K (as defined herein). See “Incorporation by Reference.”

	Year Ended December 31,
	2023	2022	2021
	(in millions, except per share data)
Statement of Operations Data
Total revenue	$9,483	$8,866	$8,998
Income from operations	1,365	1,178	2,202
Income from continuing operations before income taxes	1,279	1,258	2,692
Net income	1,064	1,024	4,236
Net income attributable to Willis Towers Watson	$1,055	$1,009	$4,222
Earnings per share—basic	$10.01	$9.00	$32.88
Earnings per share—diluted	$9.95	$8.98	$32.78
Average number of shares outstanding
—basic	105	112	128
—diluted	106	112	129

	Year Ended December 31,
	2023	2022
	(in millions)
Balance Sheet Data (end of period)
Goodwill	$10,195	$10,173
Other intangible assets, net	2,016	2,273
Total assets(i)	29,090	31,769
Total equity	9,593	10,093
Long-term debt	4,567	4,471
Current debt	650	250
Additional paid-in capital	10,910	10,876
Total Willis Towers Watson shareholders’ equity	9,520	10,016

(i)

We collect premiums from insureds and, after deducting our commissions, remit the premiums to the respective insurers; the Company also collects claims or refunds from insurers on behalf of insureds. Uncollected premiums from insureds and uncollected claims or refunds from insurers (“fiduciary receivables”) are recorded as fiduciary assets on the Company’s consolidated balance sheets. Unremitted insurance premiums, claims or refunds are recorded within fiduciary liabilities.

	Year Ended December 31,
	2023	2022	2021
	(in millions, except per share and ratio data)
Other Financial Data
Capital expenditures (excluding capitalized software and capital leases)	$153	$138	$148
Cash dividends declared per share	3.36	3.28	3.02
Adjusted EBITDA(i)	2,430	2,387	2,394
Annual Ratio of Debt to Adjusted EBITDA(i)	2.15	1.98	1.92

(i)

We consider Adjusted EBITDA to be an important financial measure, which is used internally to evaluate and assess our core operations, to benchmark our operating results against our competitors and to evaluate and measure our performance-based compensation plans. Adjusted EBITDA is defined as net income adjusted for income or loss from discontinued operations, net of tax, provision for income taxes, interest expense, impairment, depreciation and amortization, restructuring costs, transaction and transformation, net, gains and losses on disposals of operations and non-recurring items that, in management’s judgment, significantly affect the period-over-period assessment of operating results.

However, Adjusted EBITDA is not prepared in accordance with U.S. GAAP, and should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with U.S. GAAP.

We present such non-U.S. GAAP financial measures, as we believe such information is of interest to the investment community because it provides additional meaningful methods of evaluating certain aspects of the Company’s operating performance from period to period on a basis that may not be otherwise apparent on a U.S. GAAP basis.

Our management uses Adjusted EBITDA as a measure of operating performance to provide consistency and comparability with past financial performance and to facilitate a comparison of our current results with those of other periods. Management also believes Adjusted EBITDA is useful to investors in evaluating our operating performance because securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies.

Although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results of operations as reported under U.S. GAAP. Some of the limitations of Adjusted EBITDA are:

•	Adjusted EBITDA does not reflect our future requirements for contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or requirements for, our working capital;

•	Adjusted EBITDA does not reflect interest expense or principal payments on our debt;

•	Adjusted EBITDA does not reflect payments for income taxes;

•	Adjusted EBITDA does not reflect any replacements of tangible or intangible assets; and

•	other companies in our industry may calculate Adjusted EBITDA or similarly-titled measures differently than we do, limiting its usefulness as a comparative measure.

Reconciliations of net income to Adjusted EBITDA for the years ended December 31, 2023, December 31, 2022 and December 31, 2021 are as follows:

	Year Ended December 31,
	2023	2022	2021
	(in millions)
Net Income	$1,064	$1,024	$4,236
Income/(loss) from discontinued operations, net of tax	—	40	(2,080)
Provision for income taxes	215	194	536
Interest expense	235	208	211
Impairment(i)	—	81	—
Depreciation	242	255	281
Amortization	263	312	369
Restructuring costs	68	99	26
Transaction and transformation, net	386	181	(806)
Gain on disposal of operations	(43)	(7)	(379)

Adjusted EBITDA	$2,430	$2,387	$2,394

(i)	Represents an adjustment to remove the impairment related to the net assets of our Russian business that are held outside of our Russian entities.

RISK FACTORS

You should carefully consider these risk factors, the risk factors in the accompanying prospectus, the risks described in the documents incorporated by reference in this prospectus, and all of the other information herein and therein before making an investment decision. See the section entitled “Risk Factors” in our 2023 Form 10-K, which is incorporated herein by reference, for additional risk factors that affect us, including, but not limited to, risks relating to our business and risks related to our jurisdiction of incorporation.

Risks Related to the Notes

The Issuer, Willis North America Inc., is a holding company and therefore depends on its subsidiaries to service its obligations under the Notes and other indebtedness. The Issuer’s ability to repay the Notes depends upon the performance of its subsidiaries and their ability to make distributions to the Issuer. Similar constraints apply with respect to the guarantees.

The Issuer depends on its subsidiaries, which conduct the operations of our North American business, for dividends and other payments to generate the funds necessary to meet its financial obligations, including payments of principal and interest on the Notes. However, none of its subsidiaries is obligated to make funds available to the Issuer for payment on the Notes. In addition, legal restrictions and contractual restrictions in agreements governing future indebtedness, as well as financial condition and operating requirements of the Issuer’s subsidiaries, may limit the Issuer’s ability to obtain cash from these subsidiaries. The earnings from, or other available assets of, the Issuer’s subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable the Issuer to make payments in respect of the Notes when such payments are due. In addition, even if such earnings were sufficient, we cannot assure you that the agreements governing the future indebtedness of the Issuer’s subsidiaries will permit such subsidiaries to provide the Issuer with sufficient dividends, distributions or loans to fund interest and principal payments on the Notes offered hereby when due.

Because Parent is also a holding company, and the other Guarantors of the Notes are all direct and indirect subsidiaries of Parent and are also holding companies, the restrictions and constraints described above apply similarly to Parent’s and the other Guarantors’ ability to perform their obligations under the guarantees, including with respect to payments of principal and interest under the Notes.

U.S. federal and state statutes and applicable UK, Irish and Dutch law may allow courts, under specific circumstances, to void, vary or subordinate guarantees and require noteholders to return payments received from Guarantors.

The Issuer is a Delaware corporation. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are Irish companies. Willis Netherlands Holdings B.V. is a company incorporated under the laws of the Netherlands. Each other Guarantor is a company organized under the laws of England and Wales.

Under English insolvency law, the liquidator or administrator of a company in liquidation or administration (respectively) may apply to the court to void or vary a transaction entered into by such company at an undervalue, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction (there is a presumption of insolvency where the party to such transaction is a ‘connected person’ (as defined in the UK Insolvency Act 1986)). A transaction at an undervalue includes a transaction involving a gift by the company or where the company received consideration of significantly less value than the benefit given by such company. A transaction at an undervalue entered into within two years prior to the onset of insolvency could be challenged. A court generally will not make an order to set aside a transaction at an undervalue if the company entered into the transaction in good faith for the purposes of carrying on its business and there were reasonable grounds for believing the transaction would benefit the company.

Separately, a transaction at an undervalue which was entered into with the intention of placing assets out of the reach of a particular party, or to otherwise prejudice a party’s interest in relation to a claim, could be challenged by that party (with the leave of the court), a liquidator, administrator, the Financial Conduct Authority or Pensions Regulator, as a transaction which defrauds creditors, whether or not the company ever entered into a formal insolvency process. A court will not make an order in relation to such a transaction that prejudices any interest in property acquired from a person other than a debtor in good faith, for value and without notice of the relevant circumstances, or require a person who benefitted to pay any sum unless they were a party to the transaction.

An administrator or liquidator may also apply to court to set aside anything done which puts a creditor, surety or guarantor into a better position in an insolvent liquidation of the company, (known as a preference), where such company had a desire to prefer that party, if such company was insolvent at the time of, or became insolvent as a consequence of, the transaction, and such transaction occurs up to two years prior to the onset of insolvency if the preferred party is a ‘connected person’ (as defined in the UK Insolvency Act 1986) (or six months prior to the onset of insolvency if the preferred party is not connected). If the preferred party is a ‘connected party’ there is a rebuttable presumption that the company had the requisite desire to prefer.

Furthermore, obligations under guarantees may not be enforceable in all circumstances under English law. For example, there is a risk that a guarantee from an English company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor. Where an English guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

The laws of Ireland, the jurisdiction in which Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are organized, may limit their ability to guarantee debts. Furthermore, obligations under guarantees may not be enforceable in all circumstances under Irish law. For example, there is a risk that a guarantee from an Irish company may be challenged as unenforceable on the basis that there is an absence of corporate benefit on the part of the guarantor or that it is not for the purpose of carrying on the business of the guarantor. Where an Irish guarantor is a direct or indirect holding company of the subsidiary whose debts are being guaranteed, there is less risk of an absence of a corporate benefit on the basis that the holding company could justify the decision to give a guarantee to protect or enhance its investment in its direct or indirect subsidiary.

In addition, pursuant to Section 604 of the Irish Companies Act 2014, if an Irish company goes into liquidation any payment or any act by it (usually an absolute transfer or a mortgage) relating to property in favor of any creditor which was made or done at a time when the company was unable to pay its debts as they fell due with a view to preferring that creditor over its other creditors and within six months (or two years if that creditor is a “connected person” as defined in Section 559(1) of the Irish Companies Act 2014) before the onset of the liquidation, shall be an unfair preference and invalid.

Also, in circumstances where an Irish company is or is likely to be unable to pay its debts, then that company, the directors of that company, a contingent, prospective or actual creditor of that company, or certain shareholders of that company may be entitled to petition the court for the appointment of an examiner to the company. The examiner, once appointed, has the power to set aside contracts and arrangements entered into by the company after this appointment and, in certain circumstances, can avoid a negative pledge given by the company prior to this appointment. No proceedings of any sort may be commenced against an Irish company in examinership (for the duration of the period of protection afforded to the company by the appointment of an examiner), save, in certain circumstances, for certain employee claims against the company. If an examiner is appointed to an Irish guarantor, there may be a delay in enforcing payment obligations contained in a guarantee given by any such guarantor. There is also the potential risk that a compromise or scheme of arrangement will be approved in the examinership involving the writing down or rescheduling of any payment obligations owed by an Irish guarantor under a guarantee.

The laws of the Netherlands, the jurisdiction in which Willis Netherlands Holdings B.V. is incorporated, may limit its ability to guarantee debts. These limitations arise under various provisions and principles of corporate law.

If a Dutch entity enters into a transaction (such as the granting of a guarantee), the validity and enforceability of the relevant transaction may be contested by the Dutch entity or its administrator (bewindvoerder) in a moratorium of payments (surseance van betaling) or its trustee in bankruptcy (curator), if (i) that transaction is not in the Dutch entity’s corporate interest (vennootschappelijk belang) and (ii) the other party to the transaction knew or should have known this without performing its own investigation (wist of zonder eigen onderzoek moest weten). In determining whether the granting of a guarantee is in the interest of the Dutch entity, a Dutch court would not only consider the text of the company’s objects clause in the articles of association of the Dutch entity, but also all relevant circumstances of the particular case, including whether the Dutch entity derives certain commercial benefits from the transaction in respect of which the guarantee was granted and any indirect benefit derived by the Dutch entity as a consequence of the interdependence of it with the group of companies to which the Dutch entity belongs and whether or not the subsistence of the Dutch entity is jeopardized by conducting such transaction. The issuing of a guarantee falls within article 3 of the objects clause (doelomschrijving) of the articles of association of Willis Netherlands Holdings B.V. The mere fact that a certain legal act (rechtshandeling) falls within the objects clause included in the articles of association of a Dutch entity, may not be conclusive evidence to state that such legal act is in the corporate interest of the Dutch entity. The management of the Dutch entity must consider whether the granting of the guarantee of the Notes actually fulfils the material interests of such Dutch entity.

In connection with potential local law restrictions, the guarantees will contain language limiting the amount of debt guaranteed. However, it is not clear under Dutch law to what extent such contractual limitations can remove the risks connected with upstream, cross-stream and third party guarantees. Furthermore, there can be no assurance that a third-party creditor would not challenge the guarantees and prevail in court.

Pursuant to Dutch law, and to the extent Dutch law applies, a legal act performed by a Dutch entity (including, without limitation, an agreement pursuant to which it guarantees the performance of the obligations of a third party) can be challenged and may, in certain circumstances, be nullified (vernietigd) by a trustee in bankruptcy (curator). The Dutch law provisions on fraudulent conveyance (actio pauliana) may apply in case of bankruptcy or outside bankruptcy, which may offer creditors protection against a decrease in their means of recovery.

Pursuant to Dutch fraudulent conveyance rules (actio pauliana) in bankruptcy: any legal act performed by a Dutch bankrupt entity prior to the onset of its bankruptcy may be nullified (vernietigd) by the bankruptcy trustee, if (i) the Dutch entity performed such act without an obligation to do so (onverplicht), (ii) any creditors of the Dutch entity were prejudiced as a consequence of the act, and (iii) at the time the act was performed both the Dutch entity and (unless the act was for no consideration (om niet)) the party with or towards which it acted, knew or should have known that one or more of the Dutch entity’s creditors (existing or future) would be prejudiced. Such knowledge is presumed by Dutch law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before the bankruptcy date in respect of, inter alia, legal acts for the payment or safeguarding of a debt that was not due and payable. In addition, in the case of such a bankruptcy, the trustee in bankruptcy (curator) may nullify the Dutch entity’s performance of any obligation which is due and payable (including (without limitation) an obligation to provide security for any of its or a third party’s obligations) if (i) the payee (hij die betaling ontving) knew that a request for bankruptcy had been filed at the moment of payment, or (ii) the performance of the obligation was the result of a consultation between the Dutch entity and the payee with a view to give preference to the latter over the Dutch entity’s other creditors.

Outside bankruptcy, the creditors may invoke the nullification of a non-obligatory (onverplichte) legal act performed by a Dutch entity provided that the Dutch entity knew or should have known that one or more of the

Dutch entity’s creditors (existing or future) would be prejudiced. Any reciprocal legal act (anders dan om niet) entered into by and between the Dutch entity and its creditors can only be nullified (vernietigd) if, in addition to the Dutch entity, also the relevant creditor, knew or should have known that this legal act would be prejudicial to the Dutch entity’s creditors. Under certain circumstances, such knowledge is presumed by law in the event that the legal act by which the creditors have been prejudiced has been performed within a period of one year before invoking the ground of annulment of the legal act.

Under the U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of the Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that Guarantor pursuant to its guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

On the basis of historical financial information, recent operating history and other factors, we believe, after giving effect to the debt incurred by us and the Guarantors in connection with this offering of Notes, neither we nor the Guarantors will be insolvent, will have unreasonably small capital for the business in which we are engaged or will have incurred debts beyond each of our ability to pay such debts as they mature. We believe that the guarantees will not be issued at less than fair value, that they are being issued in good faith for purposes of carrying on the Guarantors’ business and that there are reasonable grounds for believing that this offering of Notes will benefit the Guarantors. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

English law, Irish law and Dutch law differ from the laws in effect in the United States and may afford less protection to holders of our securities.

It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England, Ireland or the Netherlands based on the civil liability provisions of the U.S. federal or state securities laws. In addition, there is some uncertainty as to whether the courts of England, the courts of Ireland or the courts of the Netherlands would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws.

Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England or Ireland. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.

We have been advised that the United States currently does not have a treaty with England and Wales or Ireland providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in

England or in Ireland. While not directly enforceable, it is possible for a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability to be enforced in England or in Ireland through common law rules. However, this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in each of England and Ireland to enforce the judgment.

We have also been advised that the United States currently does not have a treaty with the Netherlands regarding the recognition and enforcement of judicial decisions between the United States and the Netherlands. Therefore, an executable judgment rendered by any U.S. federal or state court would not automatically be enforceable in the Netherlands. However, a final judgment obtained in a U.S. federal or state court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in the United States with respect to the payment of obligations of a Dutch entity under the documents expressed to be subject to U.S. federal or state securities laws would generally be upheld and be regarded by a Dutch court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with that judgment by a U.S. federal or state court, without substantive re-examination or re-litigation of the merits of the subject matter thereof, if (i) that judgment has been rendered by a court of competent jurisdiction, in accordance with the principles of due justice, its contents and enforcement do not conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a criminal law or revenue or other public law nature, (ii) the jurisdiction of the competent court has been based on grounds that are internationally acceptable, (iii) the judgment was rendered in legal proceedings that comply with the standards of the proper administration of justice that includes sufficient safeguards (behoorlijke rechtspleging) and (iv) the judgment is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgement in the Netherlands. Any enforcement of foreign judgments in the Netherlands will be subject to the applicable rules of civil procedure in the Netherlands. A Dutch court has the authority to make an award in a foreign currency. However, enforcement against assets in the Netherlands of a judgment for a sum of money expressed in foreign currency would be executed in Dutch legal tender and the applicable rate of exchange prevailing at the date of payment.

Enforcement of obligations before a Dutch court will be subject to the degree to which the relevant obligations are enforceable under their governing law, to the nature of the remedies available in Dutch courts, the acceptance by such courts of jurisdiction, the effect of provisions imposing prescription periods and to the availability of defenses such as set off (unless validly waived) and counter-claim; specific performance may not always be awarded.

The Issuer may not be able to repurchase the Notes upon a change of control.

Under certain circumstances, and upon the occurrence of specific kinds of change of control events, the Issuer will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the Notes will be the Issuer’s available cash or cash generated from its subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. The Issuer may not be able to repurchase the Notes upon a change of control because the Issuer may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control. Accordingly, the Issuer may not be able to satisfy its obligations to purchase the Notes unless it is able to refinance or obtain waivers under the instruments governing that indebtedness. The Issuer’s failure to repurchase the Notes upon a change of control would cause a default under the indenture and a cross-default under the instruments governing our Revolving Credit Facility and the indentures governing the Willis Towers Watson Group Debt Securities. The instruments governing the Revolving Credit Facility also provide that a change of control will be a default that permits lenders to accelerate the maturity of borrowings and commitments thereunder. Any of the Issuer’s future debt agreements may contain similar provisions.

Changes in our credit ratings may adversely affect your investment in the Notes.

The ratings of debt rating agencies assigned to the Notes are not recommendations to purchase, hold or sell the Notes, inasmuch as the ratings do not comment as to market prices or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the rating agencies by us and information obtained by the rating agencies from other sources. An explanation of the significance of such ratings may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the Notes and increase our corporate borrowing costs.

An active trading market may not be maintained for the Notes and you may not be able to resell your Notes.

The Notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and we cannot assure you as to:

•	the liquidity of any trading markets that may be maintained;

•	the ability of holders to sell their Notes; or

•	the prices at which the holders would be able to sell their Notes.

Although we intend to list the Notes for trading on the TISE, no assurance can be given that an active trading market for the Notes will develop or be maintained.

If a trading market were to develop, the Notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including, among other things, prevailing interest rates, the outstanding amount of Notes, the market for similar Notes and our financial performance.

We understand that the underwriters presently intend to make a market in the Notes. However, they are not obligated to do so, and any market-making activity with respect to the Notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the offering of the Notes. We cannot assure you that an active trading market will exist for the Notes or that any trading market that does develop will be liquid.

USE OF PROCEEDS

The net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses, will be approximately $   million. We intend to use the net proceeds of this offering to (i) repay approximately $650 million aggregate principal amount of the 3.600% Senior Notes due 2024 and related accrued interest, which shall result in the repayment in full of the 3.600% Senior Notes due 2024, and (ii) for general corporate purposes.

The 3.600% Senior Notes due 2024 will mature on May 15, 2024.

Certain underwriters in this offering and/or their affiliates may hold 3.600% Senior Notes due 2024 and thus may receive a portion of the proceeds from the issuance of the Notes that are used to repay the 3.600% Senior Notes due 2024. See “Underwriting.”

CAPITALIZATION

The following table presents the consolidated capitalization of Willis Towers Watson Public Limited Company as of December 31, 2023, (a) on a historical basis and (b) on an as adjusted basis to give effect to:

•	this offering;

•

the repayment of approximately $650 million aggregate principal amount of our 3.600% Senior Notes due 2024 (and accrued interest thereon) with the proceeds of this offering, which shall result in the repayment in full of the 3.600% Senior Notes due 2024.

You should read this table in conjunction with our audited consolidated financial statements for the year ended December 31, 2023 and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference from our 2023 Form 10-K.

	As of December 31, 2023	Adjusted, as of December 31, 2023
	($ in millions)
Cash:
Cash and cash equivalents	$1,424	$

Debt(i):
Revolving Credit Facility(ii)	$—		$—
Notes offered hereby	—
3.600% Senior Notes due 2024	650		—
4.400% Senior Notes due 2026	548		548
4.650% Senior Notes due 2027	745		745
4.500% Senior Notes due 2028	598		598
2.950% Senior Notes due 2029	726		726
5.350% Senior Notes due 2033	741		741
6.125% Senior Notes due 2043	272		272
5.050% Senior Notes due 2048	395		395
3.875% Senior Notes due 2049	542		542

Total debt	$5,217	$

Shareholders’ equity:
Total Willis Towers Watson shareholders’ equity	9,520		9,520
Non-controlling interests	73		73

Total equity	9,593		9,593

Total capitalization	$14,810	$

(i)

The Company adopted Financial Accounting Standards Board-issued Accounting Standards Update No. 2015-03 “Simplifying the Presentation of Debt Issuance Costs” and therefore debt issuance costs related to the recognized debt liability are reported in the balance sheet as a direct deduction from the face amount of that liability.

(ii)	The Revolving Credit Facility provides availability of $1.5 billion. As of December 31, 2023 we had all $1.5 billion of borrowing capacity available to draw against the Revolving Credit Facility.

DESCRIPTION OF OTHER DEBT

The following is intended to provide a summary of certain of the terms of the agreements and instruments that govern our material outstanding indebtedness described below. The following is only a summary, is not a complete description of all the terms of such agreements and instruments and is qualified in its entirety by reference to the full text of the agreements and instruments that govern our material outstanding indebtedness and the agreements and instruments, which are filed with the SEC as exhibits to our 2023 Form 10-K. Additionally, capitalized terms used in this “Description of Other Debt” section but not otherwise defined, are as defined in the relevant agreement or instrument. Readers should review the agreements and instruments for a complete understanding of their terms and conditions.

Credit Facility

General Description

Revolving Credit Facility

Parent, Trinity Acquisition plc and its indirect subsidiaries Willis North America Inc. and Willis Netherlands Holdings B.V. (together, Trinity Acquisition plc, Willis North America Inc., Willis Netherlands Holdings B.V. and any additional designated borrower party thereto, the “Borrowers”) are parties to a second amended and restated credit agreement dated as of October 6, 2021 (as amended, supplemented or otherwise modified from time to time, the “Second Amended and Restated Parent Credit Agreement”), with certain senior lenders and Barclays Bank PLC, as administrative agent, pursuant to which the lenders named therein provided us with up to $1.5 billion in financing through the Revolving Credit Facility. The Second Amended and Restated Parent Credit Agreement replaced that certain credit agreement dated as of March 7, 2017, which consisted of a $1.25 billion senior revolving credit facility. The final maturity date of the Revolving Credit Facility is October 6, 2026, being the date that is five years from the closing date of the Second Amended and Restated Parent Credit Agreement (unless extended in accordance with the terms thereof). On June 29, 2023, Trinity Acquisition plc amended its revolving credit facility to replace the use of the London Interbank Offered Rate with the Secured Overnight Financing Rate (“SOFR”) in connection with its base-rate borrowings.

Conditions to Borrowings

Revolving Credit Facility

Drawdowns under the Revolving Credit Facility are subject to the conditions precedent that, among other things, on the date the drawdown is requested and on the drawdown date, (i) no default is continuing or would occur as a result of that drawdown or application of the proceeds thereof and (ii) the accuracy and completeness in all material respects of customary representations and warranties in the loan documentation.

Interest Rates, Fees and Prepayments

Revolving Credit Facility

Amounts outstanding under the Revolving Credit Facility bear interest at a rate equal to (a) for Term Benchmark (as defined therein) or Sterling Overnight Interbank Average Rate (“SONIA”) borrowings, the applicable Term SOFR (as defined therein) or SONIA (as applicable based on the currency of the borrower) plus the Applicable SOFR Adjustment of 0.10%, plus a margin of 1.00% to 1.75% depending on the Company’s senior unsecured long-term debt rating and (b) for Base Rate (as defined therein) borrowings, the highest of (i) the “prime rate” in effect on such day, (ii) the Federal Funds Effective Rate (as defined therein) in effect on such day plus 0.50%, and (iii) the sum of 1.0% plus Term SOFR for an interest period of one month, plus a margin of 0.00% to 0.75% depending on the Company’s senior unsecured long-term debt rating. In addition, Trinity Acquisition plc will pay (a) a commitment fee, applicable to the unused portion, of 0.09% to 0.25% and (b) a letter of credit fee for each outstanding letter of credit equal to (i) the daily amount available to be drawn under such letter of credit multiplied by (ii) 1.00% to 1.75%, in each case, based on the Company’s senior unsecured long-term debt rating.

Voluntary prepayments are permitted under the Revolving Credit Facility without penalty or premium in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, in each case, if less, the entire principal amount thereof then outstanding. In addition, the Revolving Credit Facility requires mandatory prepayment in certain circumstances.

Guarantees

All of the Borrowers’ obligations under the Revolving Credit Facility are unconditionally guaranteed on a senior basis by (A) Parent, (B) each Borrower (with respect to the obligations of the other Borrowers) and (C) Trinity Acquisition plc’s affiliates: (i) Willis Group Limited, (ii) Willis Investment UK Holdings Limited, (iii) TA I Limited, (iv) Willis Towers Watson UK Holdings Limited and (v) Willis Towers Watson Sub Holdings Unlimited Company.

Further Incremental Facilities and Maturity Extensions

Subject to compliance with certain customary conditions precedent, Trinity Acquisition plc has the right under the Revolving Credit Facility, from time to time and on one or more occasions, to add one or more new revolving commitments in an aggregate principal amount not to exceed $500 million. Trinity Acquisition plc also have the right, on up to two occasions, to request a further extension of the maturity date of the Revolving Credit Facility by one year, subject to certain requirements.

Covenants

Parent and Trinity Acquisition plc are subject to various affirmative and negative covenants and reporting obligations under the Revolving Credit Facility. These include, among others, limitations on subsidiary indebtedness, liens, certain investments, fundamental changes, sale of all or substantially all of the assets of the Company and its subsidiaries (on a consolidated basis), and maintenance of certain financial covenants.

Events of Default

Events of default under the Revolving Credit Facility include non-payment of amounts due to the lenders, violation of covenants, incorrect representations, defaults under other material indebtedness, judgments and specified insolvency-related events, certain ERISA (as defined herein) events and invalidity of loan documents, subject to, in certain instances, specified thresholds, cure periods and exceptions.

Senior Debt Securities

In May 2017, Willis North America Inc. issued $650 million of 3.600% senior notes due 2024. In September 2018, Willis North America Inc. issued $600 million of 4.500% senior notes due 2028 and $400 million of 5.050% senior notes due 2048. In September 2019, Willis North America Inc. issued $450 million of 2.950% senior notes due 2029 and $550 million of 3.875% senior notes due 2049. In May 2020, Willis North America Inc. issued an additional $275 million of 2.950% senior notes due 2029, such notes constituting an additional series of the 2.950% senior notes due 2029 issued in September 2019. In May 2022, Willis North America Inc. issued $750 million of 4.650% senior notes due 2027. In May 2023, Willis North America Inc. issued $750 million of 5.350% senior notes due 2033. Such senior notes are collectively referred to as the “Willis North America Debt Securities.” We intend to use the net proceeds from this offering to repay the 3.600% senior notes due 2024 in full.

In August 2013, Trinity Acquisition plc issued $275 million of 6.125% senior notes due 2043. In March 2016, Trinity Acquisition plc issued $550 million of 4.400% senior notes due 2026. Such senior notes are collectively referred to as the “Trinity Debt Securities” and, together with the Willis North America Debt Securities, the “Willis Towers Watson Group Debt Securities.”

The Willis Towers Watson Group Debt Securities are senior, unsecured obligations, ranking equal with all of Willis Towers Watson Group’s existing and future senior debt, senior in right of payment to all of Willis Towers Watson Group’s future subordinated debt and effectively subordinated to all of Willis Towers Watson’s future secured debt to the extent of the value of the assets securing such debt.

The Willis North America Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited, which collectively comprise all of the direct and indirect parent entities of Willis North America Inc.

The Trinity Debt Securities are fully and unconditionally guaranteed on a senior, unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Willis Group Limited and Willis North America Inc.

Willis North America Inc. may redeem the Willis North America Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

Trinity Acquisition plc may redeem the Trinity Debt Securities in whole at any time or in part from time to time at “make-whole” redemption prices, plus, accrued and unpaid interest, if any, to the redemption date.

The Willis Towers Watson Group Debt Securities contain certain restrictive covenants which limit, subject to certain exceptions, the ability of Willis Towers Watson Public Limited Company and its subsidiaries to, among other things:

•	incur liens;

•	dispose of Significant Subsidiaries (as defined in the base indentures governing the Willis Towers Watson Group Debt Securities); and

•	merge, consolidate or sell assets.

The Willis Towers Watson Group Debt Securities also contain certain customary events of default.

The Notes offered hereby contain the restrictive covenants as described under “Description of Notes” which include some but not all of the same restrictive covenants as the Willis Towers Watson Group Debt Securities.

DESCRIPTION OF NOTES

The following is a description of the material terms of the Notes offered pursuant to this prospectus supplement. This description supplements, and to the extent inconsistent, modifies the description of the general terms and provisions of the debt securities that is set forth in the accompanying prospectus under “Description of Securities.” To the extent the description in this prospectus supplement is inconsistent with the description contained in the accompanying prospectus, you should rely on the description in this prospectus supplement.

The Notes will be issued under the indenture, dated as of May 16, 2017 (the “base indenture”), among the Issuer, the Guarantors and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by the seventh supplemental indenture, to be dated as of     , 2024 (the “seventh supplemental indenture”), among the Issuer, the Guarantors and the trustee. In this section, we refer to the indenture, together with the seventh supplemental indenture, as the “indenture.” The following statements with respect to the Notes are summaries of the provisions of the Notes and the indenture. We urge you to read such documents in their entirety because they, and not this description, will define your rights as holders of the Notes. A copy of the form of indenture is filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

The Issuer will issue the Notes in the principal amount of $    million. As described under “—Further Issuances,” under the indenture the Issuer can issue additional Notes at later dates. In addition, the Issuer can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

The Notes will be issued only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 above that amount. The Notes will be represented by global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus supplement as DTC, as described under “—Book-Entry, Delivery and Form.”

The trustee, through its corporate trust office, is the Issuer’s paying agent and security registrar in respect of the Notes. The current location of such corporate trust office for such purposes is 1505 Energy Park Drive, St. Paul, MN 55108, Attention: CCT Administrator for Willis Towers Watson. So long as the Notes are issued in the form of global certificates, payments of principal, interest and premium, if any, will be made by the Issuer through the paying agent to DTC.

The Notes will not be entitled to the benefit of any sinking fund.

Payments

The Notes will mature on      , 20  .

Interest on the Notes is payable semi-annually in arrears on   and    of each year, beginning on     , 2024. The Issuer will pay interest to those persons who were holders of record of the Notes on    or    (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the Notes will accrue from    , 2024. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Further Issuances

The Issuer may, from time to time, without notice to or the consent of the holders of the Notes, increase the principal amount of the Notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional Notes so issued will have the same form and terms (other than the date of issuance and the public offering price and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial interest payment date), and will carry the same right to receive accrued and unpaid interest, as the Notes previously issued, and such additional Notes will form a single series with the previously issued Notes (including the Notes offered hereby), including for voting purposes; provided that if such additional Notes are not fungible with the previously issued Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP, ISIN, Common Code and/or other securities identifier than the identifier used for such previously issued Notes.

Ranking

The Notes are senior unsubordinated unsecured obligations of the Issuer and will be guaranteed on a senior unsubordinated unsecured basis by Willis Towers Watson Public Limited Company, Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited and will:

•	rank equally with all of the Issuer’s existing and future unsubordinated and unsecured debt, including the Willis North America Debt Securities;

•

rank equally with the Issuer’s guarantee of all of the existing senior debt of the Parent and the other Guarantors, including the Willis Towers Watson Group Debt Securities and any debt under the Revolving Credit Facility;

•	be senior in right of payment to all of the Issuer’s future subordinated debt; and

•	be effectively subordinated to all of the Issuer’s future secured debt to the extent of the value of the assets securing such debt.

As of December 31, 2023, after giving effect to this offering and the application of the net proceeds therefrom to repay the 3.600% Senior Notes due 2024 (and accrued interest thereon) in full, the total outstanding senior indebtedness of the Issuer, Parent and the other Guarantors that would rank equally with the Notes would have been approximately $     billion.

Each of the Issuer, Parent and the other Guarantors has only a stockholder’s claim on the assets of its subsidiaries. This stockholder’s claim is junior to the claims that creditors of such subsidiaries have against those subsidiaries. Holders of the Notes are only creditors of the Issuer, Parent and the other Guarantors and not creditors of Parent’s other subsidiaries. As a result, all of the existing and future liabilities of Parent’s non-guarantor subsidiaries, including any claims of trade creditors and preferred stockholders, are structurally senior to the Notes.

As of December 31, 2023, after giving effect to this offering and the application of the net proceeds therefrom, including the repayment in full of the 3.600% Senior Notes due 2024 (and accrued interest thereon), the non-guarantor subsidiaries of Parent had $    million of outstanding third-party indebtedness, other than ordinary course trade payables. As of and for the year ended December 31, 2023, the non-guarantor subsidiaries of Parent represented substantially all of the total assets and accounted for substantially all of the total revenue of Willis Towers Watson prior to consolidating adjustments.

The Issuer’s subsidiaries have other liabilities, including contingent liabilities that may be significant. The indenture does not contain any limitations on the amount of additional debt that the Issuer and its subsidiaries may incur. The amounts of this debt could be substantial, and this debt may be debt of the Issuer’s subsidiaries, in which case this debt would be effectively senior in right of payment to the Notes.

The Notes are obligations exclusively of the Issuer. Substantially all of its operations are conducted through its subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Notes, is dependent upon the earnings of its subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of these subsidiaries to pay dividends and make loans and advances to the Issuer. In addition, such subsidiaries may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to the Issuer.

Guarantees

The Issuer’s obligations under the indenture are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by each of the Guarantors pursuant to the terms of the indenture. Each Guarantee will be:

•	a general unsecured obligation of the applicable Guarantor;

•

ranked pari passu with any existing or future unsecured debt of such Guarantor that is not expressly subordinated in right of payment to such Guarantee, including such Guarantor’s guarantee of the Willis Towers Watson Group Debt Securities and such Guarantor’s guarantee under the Revolving Credit Facility;

•	senior in right of payment to any existing or future debt of the applicable Guarantor that is expressly subordinated in right of payment to such Guarantee; and

•	effectively subordinated to any future secured debt of such Guarantor to the extent of the value of the assets securing such debt.

As of December 31, 2023, after giving effect to this offering and the application of the net proceeds therefrom to repay the 3.600% Senior Notes due 2024 (and accrued interest thereon) in full, the total outstanding debt of the Guarantors in the aggregate would have been approximately $    million.

The obligations of each Guarantor under its Guarantee are limited so as not to constitute a fraudulent conveyance under applicable foreign, U.S. Federal, state or other laws. Each Guarantor that makes a payment or distribution under its Guarantee is entitled to a contribution from the other Guarantors in a pro rata amount based on the net assets of each Guarantor determined in accordance with U.S. GAAP.

The Guarantee of a Guarantor (other than the Parent) will be deemed automatically discharged and released in accordance with the terms of the indenture:

•

upon the merger or consolidation of such Guarantor with or into any person other than the Issuer or a subsidiary or affiliate of the Issuer where such Guarantor is not the surviving entity of such consolidation or merger; or the sale, exchange or transfer to any person not an affiliate of the Issuer of all the capital stock in, or all or substantially all the assets of, such Guarantor, provided however, that in the case of each above, such merger, consolidation, sale, exchange or transfer is made in accordance with the indenture and the successor person or transferee has assumed all of the obligations of such Guarantor under the indenture and the securities; or

•	upon the release or discharge of the indebtedness that resulted in the obligation of the Guarantor to guarantee the Notes.

Optional Redemption

Prior to     , 20  (   months prior to the maturity date of the Notes) (the “Par Call Date”), the Issuer may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus basis points less (b) interest accrued to, but excluding, the date of redemption, and

(2)	100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

In addition, on or after the Par Call Date, the Issuer may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

For purposes of this section “Optional Redemption,” the following term has the following meaning:

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate will be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price will be conclusive and binding for all purposes, absent manifest error. The trustee will not be responsible or liable for determining, confirming or verifying the redemption price.

Early Redemption for Tax Reasons

The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time upon not less than 10 nor more than 60 days prior notice delivered electronically or by first-class mail, with a copy to the trustee, to the registered address of each holder or otherwise delivered in accordance with the applicable procedures of the depositary, if:

(i)

on the occasion of the next payment due under the Notes, the Issuer, or any Guarantor, has or is reasonably likely to become obliged to pay Additional Amounts (as defined below) as a result of any change in, or amendment to, the laws or regulations of a Taxing Jurisdiction (as defined below), or any change in the official application or official interpretation of such laws or regulations, which change or amendment is announced and becomes effective on or after the date of issuance of the Notes; and

(ii)	such obligation cannot be avoided by the Issuer, or the relevant Guarantor, taking reasonable measures available to it;

provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer, or a Guarantor, would be obliged to pay such Additional Amounts were a payment in respect of the Notes then due.

Prior to the giving of any notice of redemption pursuant to the indenture, the Issuer shall deliver to the trustee an officers’ certificate of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred. Notes redeemed pursuant to this provision will be redeemed at a redemption price equal to 100% of the principal amount of Notes redeemed plus accrued and unpaid interest thereon to the date of redemption and all Additional Amounts due on the date of redemption.

Notice of Redemption

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Any notice of redemption shall include a brief summary of the manner of calculation of the redemption price but need not include the redemption price itself. Any redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent and, at the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Issuer in its sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by the Issuer in its sole discretion).

In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot, or by such other method as the trustee in its sole discretion deems appropriate and fair. Neither the trustee nor any registrar shall be liable for any such selection. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Issuer defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

If any redemption date would otherwise be a day that is not a business day, the related payment of principal and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Purchase of Notes Upon a Change of Control Triggering Event

If a Change of Control Triggering Event occurs, unless the Issuer has exercised its right to redeem the Notes as described above under the heading “—Optional Redemption,” the Issuer will make an offer to each holder of Notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000 principal amount) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Triggering Event or, at the Issuer’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Issuer will send a notice to each holder and the trustee describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 45 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

On the Change of Control Triggering Event payment date, the Issuer will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes properly tendered pursuant to the Issuer’s offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee, the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Issuer.

The paying agent will promptly pay, from funds deposited by the Issuer for such purpose, to each holder of Notes properly tendered the purchase price for the Notes, and the trustee will promptly authenticate and send (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any Notes surrendered.

The Issuer will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Notes properly tendered and not withdrawn under its offer.

Certain Covenants

Limitation on Liens

The indenture provides that Parent shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, other than a Permitted Lien, securing Debt upon any Capital Stock of any Significant Subsidiary of Parent that is owned, directly or indirectly, by Parent or any of its subsidiaries, in each case whether owned at the date of the original issuance of the Notes or thereafter acquired, or any interest therein or any income or profits therefrom unless it has made or will make effective provision whereby the Notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Parent or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the Notes pursuant to the preceding sentence shall provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Lien.

Merger, Consolidation or Sale of Assets

The Issuer or any of the Guarantors, without the consent of any holder of outstanding Notes, may consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to, any person; provided that:

(1)	the Issuer or a Guarantor is the successor person; or

(2)

(a) the person (if other than the Issuer or a Guarantor) formed by such consolidation or into which the Issuer or such Guarantor, as the case may be, is merged or the person (if other than the Issuer or a Guarantor) which acquires by conveyance or transfer or which leases the properties and assets of the Issuer or such Guarantor, as the case may be, substantially as an entirety:

(i)

is organized under the laws of any United States jurisdiction, any state thereof or the District of Columbia, England and Wales, Ireland, the Netherlands, Bermuda or any country that is a member of the European Monetary Union; and

(ii)	expressly assumes the Issuer’s or such Guarantor’s obligations on the Notes and under the indenture; and

(b) after giving effect to the transaction, no event of default shall have happened and be continuing.

It is possible that a consolidation, merger, conveyance, transfer or lease described above could cause a taxable exchange of the Notes for new securities for U.S. federal income tax purposes, which could result in holders of the Notes recognizing taxable gain or loss for U.S. federal income tax purposes. A consolidation, merger, conveyance, transfer or lease described above could also have adverse tax consequences to holders of Notes under other tax laws to which the holders are subject.

Additional Amounts

With respect to any payments made by or on the behalf of the Issuer or a Guarantor in respect of the Notes or any Guarantee of the Notes, as applicable, the Issuer or such Guarantor will make all payments of principal, premium, if any, and interest (whether on scheduled payment dates or upon acceleration) and the redemption price, if any, payable in respect of any Note without deduction or withholding for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“Taxes”) imposed, levied, collected, withheld or assessed by or on behalf of any jurisdiction in which the Issuer or such Guarantor is incorporated or organized, engaged in business for tax purposes or otherwise resident for tax purposes, or any political subdivision thereof or taxing authority therein and any jurisdiction through which any payment is made on behalf of the Issuer or any Guarantor (including the jurisdiction of any paying agent) (each, a “Taxing Jurisdiction”), upon or as a result of such payments, unless required by law or by the official interpretation or administration thereof.

To the extent that any such Taxes are so levied or imposed, the Issuer or such Guarantor will pay such additional amounts (“Additional Amounts”) in order that the net amount received by each holder (including Additional Amounts), after withholding for or on account of such Taxes imposed upon or as a result of such payment, will not be less than the amount that would have been received had such Taxes not been imposed or levied.

Notwithstanding the foregoing, no such Additional Amounts shall be payable with respect to a payment made to a holder or beneficial owner of a Note:

•

to the extent that such Taxes are imposed pursuant to Sections 1471 through 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any fiscal or regulatory legislation, rules or practices adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States, with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code (“FATCA”) and/or the UK’s International Tax Compliance Regulations 2015; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the existence of some connection between such holder or beneficial owner of such Note and the Taxing Jurisdiction imposing such Taxes (including, for the avoidance of doubt, the direct or indirect affiliation through share capital, control, profit entitlement or management with the Issuer or any Guarantor or rights to acquire such affiliation), other than the mere holding or enforcement of such Note or receipt of payments thereunder; or

•

to the extent that such Taxes would not have been so imposed, levied or assessed but for the failure of the holders or beneficial owners of such Note to comply with a reasonable written request by the Issuer (or its agent) to make a valid declaration of non-residence or any other claim or filing for relief or exemption (or to assist in the completion of any such claim or filing) to which it is entitled (but only to the extent it is legally entitled to do so); or

•

that presents such Note for payment (where presentation is required) more than 30 days after the date on which such payment became due and payable or the date on which payment of the Note is duly provided for and notice is given to holders, whichever occurs later, except to the extent that the holder or beneficial owner of such Note would have been entitled to such Additional Amounts on presenting such Note on any date during such 30-day period; or

•

in the case of a payment made by or on behalf of the Issuer or any Guarantor organized under the laws of the United States, any state thereof or the District of Columbia, with respect to any United States withholding taxes, so long as such withholding taxes are summarized in this prospectus supplement in the discussion under the caption “Certain Material Income Tax Consequences—United States Taxation” or the Issuer or such Guarantor (pursuant to the applicable notice provision) provides reasonable notice regarding potential United States withholding taxes and requests holders and beneficial owners to provide applicable U.S. tax forms; or

•	any combination of the above.

As used herein and for purposes of the indenture and the Notes, any reference to the principal of and interest on the Notes and the redemption price, if any, shall be deemed to include a reference to any related Additional Amounts payable in respect of such amounts.

The Issuer will also pay any stamp, registration, excise or property taxes and any other similar levies (including any interest and penalties related thereto) imposed by any Taxing Jurisdiction on the execution, delivery, registration or enforcement of any of the Notes, the Guarantees, the indenture or any other document or instrument referred to therein.

The foregoing obligations will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any successor of the Issuer or any Guarantor.

Events of Default

Each of the following constitutes an event of default with respect to the Notes under the indenture:

•	a default in payment of interest (including Additional Amounts) on the Notes when due continued for 30 days;

•	a default in the payment of the principal of or premium, if any, on the Notes when due;

•

a default in the performance, or breach, of any other covenant of the Issuer or any Guarantor (other than a covenant a default in whose performance or whose breach is elsewhere dealt with or which has been included in the indenture solely for the benefit of debt securities other than the Notes) continued

for 60 days after written notice from the trustee to the Issuer or the holders of 25% or more in principal amount of the Notes outstanding to the Issuer and the trustee, respectively;

•

a default under any Debt by the Issuer, any Guarantor or any of their respective subsidiaries that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $150 million or its foreign currency equivalent at the time, provided that the cure of such default shall remedy such Event of Default under this clause;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any Guarantee shall for any reason cease to exist or shall not be in full force and effect enforceable in accordance with its terms.

If an event of default with respect to the Notes shall occur and be continuing, the trustee or the holders of not less than 25% in principal amount of the Notes then outstanding (with notice to the trustee) may declare the unpaid principal balance immediately due and payable. Notwithstanding the foregoing, in the case an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding Notes will become due and payable immediately without further action or notice. However, any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes may, by written notice rescind and annul such acceleration under certain circumstances. See “—Modification and Waiver” below.

The Issuer must file annually with the trustee an officers’ certificate stating whether or not it is in default in the performance and observance of any of the terms, provisions and conditions of the indenture and, if so, specifying the nature and status of the default.

The indenture provides that the trustee, within 90 days after obtaining actual knowledge or receiving written notice of our occurrence of a default, will send to all holders of the Notes notice of all defaults known to it, unless such default has been cured or waived; but in the case of a default other than in respect of the payment of the principal of or interest on the Notes, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the Notes.

Modification and Waiver

Modification and amendments of the indenture may be made by the Issuer, any Guarantor, and the trustee with the consent of the holders of a majority in principal amount of the outstanding Notes affected provided, that no modification or amendment may, without the consent of the holder of each outstanding Note affected:

•	change the stated maturity of the principal of, or any installment of principal of, or interest on, the Notes;

•	reduce the principal amount of, or any premium or interest on, the Notes;

•	reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

•	impair the right to commence suit for the enforcement of any payment on or after the stated maturity thereof with respect to the Notes; or

•

reduce the percentage in principal amount of outstanding Notes, the consent of the holders of which is required for modification or amendment of the indenture or for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults.

Without the consent of any holder of outstanding Notes, the Issuer, any Guarantor, and the trustee may amend or supplement the indenture and the Notes to evidence the succession of another person to the Issuer or a Guarantor and the assumption of such successor to the obligations thereof in accordance with the indenture, to add to the covenants of the Issuer or a Guarantor for the benefit of the holders, to surrender any right or power conferred upon the Issuer or Guarantor, to add any additional events of default, to secure the Notes, to establish the form or terms of any new series of Notes, to cure any ambiguity or inconsistency, to provide for the Notes in bearer form in addition to or in place of registered debt securities or to make any other provisions that do not adversely affect the rights of any holder of outstanding debt securities, including adding guarantees.

The holders of a majority in principal amount of the outstanding debt securities may on behalf of the holders of all debt securities waive any past default under the indenture and its consequences, except a default in the payment of the principal of (or premium, if any) or interest on any debt security or in respect of a provision which under such indenture cannot be modified or amended without the consent of the holder of each outstanding debt security.

Satisfaction and Discharge of Indenture; Defeasance

The indenture with respect to the Notes may be discharged, subject to the terms and conditions as specified herein when:

•	all Notes, with the exceptions provided for in the indenture, have been delivered to the trustee for cancellation;

•	all Notes not theretofore delivered to the trustee for cancellation:

•	have become due and payable; or

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year; or

•	certain events or conditions occur as specified in the indenture.

The Issuer can terminate all of its obligations under the indenture with respect to the Notes, other than the obligation to pay interest on, premium, if any, and the principal of the Notes and certain other obligations, known as “covenant defeasance,” at any time by:

•

irrevocably depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity; and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders and beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred.

In addition, the Issuer can terminate all of its obligations under the indenture with respect to the Notes, including the obligation to pay interest on, premium, if any, and the principal of the Notes, known as “legal defeasance”, at any time by:

•

irrevocably depositing money or U.S. government obligations with the trustee in an amount sufficient in the written opinion of a nationally recognized firm of public accountants to pay the principal of and interest on the Notes to their maturity, and

•

complying with certain other conditions, including delivery to the trustee of an opinion of counsel stating that (x) there has been a change in the U.S. federal income tax law since the date of the issuance of the Notes or (y) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or other formal statement or action, in either case, to the effect that holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred.

Regarding the Trustee

The trustee, in each of its capacities, including as trustee, registrar and paying agent, assumes no responsibility or liability for the accuracy, correctness, adequacy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance, correctness, adequacy, completeness or accuracy of such information.

The indenture provides that, except during the continuance of an event of default known to the trustee, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default known to the trustee, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. If an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the indenture at the request or direction of holders unless such holders have offered to the trustee indemnity and/or security satisfactory to its satisfaction against any losses, fees, costs, damages, liabilities or expenses that may arise from the trustee’s following such request or direction. The trustee may refuse to follow any direction that conflicts with law or the indenture or that would involve the trustee in personal liability or financial risk.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of the Issuer’s creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer or any of its affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign, subject to its right under the Trust Indenture Act to seek a stay of its duty to resign.

Governing Law

The indenture is and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry, Delivery and Form

DTC, New York, NY, will act as securities depository for the Notes. The Notes will be issued as fully registered Global Securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

Beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. Investors may elect to hold interests in the Notes through DTC if they are participants in the DTC system, or indirectly through organizations which are participants in the DTC system.

DTC has informed us that DTC is:

•	a limited-purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants, which we refer to in this prospectus supplement as the Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, which eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the NYSE MKT LLC, and FINRA. Access to the DTC system is also available to others, which we refer to in this prospectus supplement as Indirect Participants, such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

Purchases of the Notes under the DTC system must be made by or through Direct Participants, which receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each note, which we refer to in this prospectus supplement as the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmations from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes except in the event that use of the book-entry system for the Notes is discontinued. As a result, the ability of a person having a beneficial interest in the Notes to pledge such interest to persons or entities that do not participate in the DTC system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest. In addition, the laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes evidenced by the global Notes will be limited to such extent.

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Notes. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in the Notes to be redeemed.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the Notes. Under its usual procedures, DTC sends an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments of principal, interest and premium, if any, on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from the Issuer on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of such Participant and not of DTC, or the Issuer, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividends to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the Issuer’s responsibility and disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Investors electing to hold their Notes through DTC will follow the settlement practices applicable to U.S. corporate debt obligations. The securities custody accounts of investors will be credited with their holdings on the settlement date against payment in same-day funds within DTC effected in U.S. dollars.

Secondary market sales of book-entry interests in the Notes between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. If DTC is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by the Issuer within 90 days, the Issuer will issue individual Notes in exchange for the Global Security representing such Notes. In addition, the Issuer may, at any time and in its sole discretion and subject to DTC’s procedures, determine not to have the Notes represented by one or more Global Securities and, in such event, will issue individual Notes in exchange for the Global Security or Securities representing the Notes. Also, if an event of default with respect to the Notes shall have occurred and be continuing, the Issuer may, and upon the request of the trustee, shall execute, Notes in definitive form in exchange for the Global Security or Securities representing the Notes. Individual Notes will be issued in denominations of $2,000 and any integral multiple of $1,000 above that amount.

Neither the Issuer nor the trustee (in any of its capacities) will have any responsibility or obligation to participants in the DTC system or the persons for whom they act as nominees with respect to the accuracy of the records of DTC, its nominee or any Direct or Indirect Participant with respect to any ownership interest in the Notes, or with respect to payments to or providing of notice for the Direct Participants, the Indirect Participants or the beneficial owners of the Notes, or for the performance of or for any act or omission by DTC.

The information in this section concerning DTC and its book-entry systems has been obtained from sources that we believe to be reliable. Neither we, the trustee (in any of its capacities) nor the underwriter, dealers or agents are responsible for the accuracy or completeness of this information.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking SA”) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the United States.), to facilitate the initial issuance of book-entry securities and cross- market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement.

Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back- valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including, without limitation, preferred stock and any debt security convertible or exchangeable into such equity interest.

“Change of Control” means the occurrence of any of the following:

(1)

the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Parent;

(2)	the first day on which Parent ceases to own, directly or indirectly, at least 80% of the outstanding Capital Stock of the Issuer; or

(3)	the adoption of a plan relating to the liquidation or dissolution of Parent.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Parent becomes a direct or indirect wholly-owned subsidiary of a holding company and (2) the direct or indirect holders of the voting Capital Stock of such holding company immediately following that transaction are substantially the same as the holders of the voting Capital Stock of the Parent immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.

“Debt” means:

(a)

the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by Notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(b)

all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person;

(c)

all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(e)

all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(f)	all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person); and

(g)	to the extent not otherwise included in this definition, hedging obligations of such person.

“Guarantee” means a guarantee on the terms set forth in the indenture by a Guarantor of the Issuer’s obligations with respect to the Notes.

“Guarantor” means each of Willis Towers Watson Public Limited Company, an Irish company, Willis Towers Watson Sub Holdings Unlimited Company, an Irish Company, Willis Netherlands Holdings B.V., a company incorporated under the laws of the Netherlands, Willis Investment UK Holdings Limited, a company organized and existing under the laws of England and Wales, TA I Limited, a company organized and existing under the laws of England and Wales, Willis Group Limited, a company organized and existing under the laws of England and Wales, Willis Towers Watson UK Holdings Limited, a company organized and existing under the laws of England and Wales, Trinity Acquisition plc, a company organized and existing under the laws of England and Wales, and any other person that becomes a Guarantor pursuant to the indenture.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“Permitted Lien” means Liens on the Capital Stock of a Significant Subsidiary to secure Debt incurred to finance the purchase price of such Capital Stock; provided that any such Lien may not extend to any other property of Willis Towers Watson Public Limited Company or any other subsidiary of Willis Towers Watson Public Limited Company and provided further that such Debt matures within 180 days from the date such Debt was incurred.

“Rating Agency” means:

(1)	each of Moody’s and S&P; and

(2)

if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c) (2) (vi) (F) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ratings Decline” means at any time during the period commencing on the earlier of, (i) the occurrence of a Change of Control or (ii) public notice of the occurrence of a Change of Control or the intention by Parent to effect a Change of Control, and ending 60 days thereafter (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) that (a) the rating of the Notes shall be reduced by both Rating Agencies and (b) the Notes shall be rated below Investment Grade by each of the Rating Agencies.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of a specified person within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Notes by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

Any Plan fiduciary that proposes to cause a Plan to purchase the Notes should consult with its counsel regarding the potential applicability of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code, and any applicable Similar Law to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or any other violation of an applicable requirement of ERISA, the Code or applicable Similar Law and whether an exemption would be applicable to any such purchase of Notes. When considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any other Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Exemptions

The fiduciary of a Plan that proposes to purchase and hold any Notes should consider, among other things, whether such purchase and holding may involve (i) the direct or indirect extension of credit between a Plan and a party in interest or a disqualified person, (ii) the sale or exchange of any property between a Plan and a party in interest or a disqualified person, or (iii) the transfer to, or use by or for the benefit of, a party in interest or disqualified person, of any Plan assets. Such parties in interest or disqualified persons could include, without limitation, the Company, the underwriters, the agents or any of their respective affiliates. The acquisition and/or holding of Notes by a Covered Plan with respect to which the Company, the underwriters, the agents or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by a Covered Plan with respect to which the Company, the Guarantors, the underwriters or the prospective affiliates are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes. These class exemptions include, without limitation, PTCE 75-1 respecting specified transactions involving employee benefit plans and broker-dealers, reporting dealers and banks, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts, and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions that may relate to an investment in the Notes, provided that neither the Issuer nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction.

These exemptions do not, however, provide relief from the self-dealing prohibitions under ERISA and Section 4975 of the Code. It should also be noted that even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions may not necessarily cover all acts that might be construed as prohibited transactions. Therefore, the fiduciary of a Covered Plan that is considering acquiring and/or holding the Notes in reliance on any of these, or any other, PTCEs should carefully review the PTCE and consult with its counsel to confirm that it is applicable. There can be no, and we do not provide any, assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and Section 4975 of the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a Note each investor and subsequent transferee will be deemed to have represented and warranted that either (i) such investor or transferee is not acquiring or holding the Notes for or on behalf of, and no portion of the assets used by such investor or transferee to acquire or hold the Notes constitutes assets of, any Plan or (ii) the acquisition, holding and subsequent disposition of the Notes by such investor or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive nor should it be construed as legal advice. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

Prospective investors of the Notes have the exclusive responsibility for ensuring that their purchase and holding of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of the Notes to a Plan is in no respect a representation by the Issuer or its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plan or that such investment is appropriate for any such Plan.

Each Plan fiduciary (and each fiduciary for non-U.S., governmental or church plans subject to a Similar Law) should consult with its legal advisor concerning the potential consequences to the Plan under Section 406 of ERISA, Section 4975 of the Code or such Similar Laws of an investment in the Notes.

CERTAIN MATERIAL INCOME TAX CONSEQUENCES

United States Taxation

This section describes certain United States federal income tax consequences of the purchase, ownership and disposal of the Notes offered in this offering. It applies to you only if you are a beneficial owner of the Notes that acquires Notes in this offering at their initial offering price and you hold your Notes as capital assets for United States federal income tax purposes. This section does not address all of the United States federal income tax consequences that may apply to a holder that is subject to special tax rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a real estate investment trust or regulated investment company;

•	a tax-exempt organization;

•	a person that owns Notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns Notes as part of a straddle or conversion transaction for United States federal income tax purposes;

•

a person subject to special tax accounting rules under Section 451(b) of the Code as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement;

•	a United States holder (as defined below) whose functional currency for United States federal income tax purposes is not the U.S. dollar; or

•	certain former citizens or long-term residents of the United States.

This section is based on the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These authorities are subject to change, possibly on a retroactive basis. In addition, this section does not address all aspects of United States taxation that may be applicable to investors in light of their particular circumstances, including the effect of United States federal alternative minimum tax, gift or estate tax laws, or any state or local tax laws.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

This section does not address the 3.8% United States federal income tax on net investment income of certain United States persons. Investors should consult their own advisors regarding the possible application of this tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning or disposing of the Notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the United States federal income tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) it was in existence on August 20, 1996 and made a valid election to continue to be treated as a domestic trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “Non-United States Holders” below.

Additional Payments. In certain circumstances, the Issuer may be obligated or elect to pay amounts in excess of stated interest and principal on the Notes. See “Description of Notes—Optional Redemption,” “—Purchase of Notes Upon a Change of Control Triggering Event,” and “—Additional Amounts.” The Issuer believes that the possibility of any such payment is remote and therefore the rules governing contingent payment debt instruments should not apply to the Notes. The Issuer’s position is binding on a United States holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. The U.S. Internal Revenue Service (the “IRS”), however, may take a position different from the Issuer’s, which could result in a United States holder being required to accrue income on its Notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note. The discussion herein assumes that the Notes will not be treated as contingent payment debt instruments.

Payments of Interest. Interest on a Note (including Additional Amounts, if any, and without reduction for any amounts withheld) will generally be taxable to you as United States source ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for United States federal income tax purposes. Any non-United States withholding taxes imposed with respect to such payments of interest (including Additional Amounts, if any) may not be taken as a credit against your United States tax liability, unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources.

Sale, Exchange or Retirement of the Notes. Your adjusted tax basis in a Note generally will be its cost. Unless a non-recognition provision applies, you will generally recognize United States source capital gain or loss on the sale, exchange, retirement or other taxable disposition of a Note equal to the difference between the amount you realize on such disposition (excluding any amounts attributable to accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income) and your adjusted tax basis in the Note. Capital gain of a noncorporate United States holder is generally taxed at a reduced rate of taxation where the holder has a holding period greater than one year. The deductibility of capital losses is subject to certain limitations.

Non-United States Holders

This subsection describes the United States federal income tax consequences to a Non-United States holder. You are a Non-United States holder if you are the beneficial owner of a Note and are not a United States holder (as described above) or a partnership (including any entity treated as a partnership) for United States federal income tax purposes.

If you are a United States holder, this subsection does not apply to you.

Payments of Interest. Subject to the discussions below under the captions “—Backup Withholding and Information Reporting” and “—FATCA,” the interest income paid to you in respect of the Notes generally will not be subject to United States federal income taxes or United States withholding tax if such income is not effectively connected with the conduct by you of a trade or business in the United States and:

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of the Issuer’s voting equity interests; and

•	you are not a “controlled foreign corporation” that is related to the Issuer actually or constructively through stock ownership; and

•

either (i) the applicable withholding agent (x) receives a statement (generally on IRS Form W-8BEN or IRS Form W-8BEN-E) from you, signed under penalties of perjury, that you are not a United States person and certain other certification requirements are satisfied and (y) has no actual knowledge or reason to know that you are a United States holder or (ii) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable Treasury regulations.

If you do not satisfy the requirements described above, payments of interest made to you will be subject to United States federal withholding tax at a 30% rate, unless (i) you provide the withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by you in the United States) and you provide the withholding agent with a properly executed IRS Form W-8ECI.

Interest income that is effectively connected with your conduct of a United States trade or business will be taxed on a net basis at regular United States federal income tax rates rather than the 30% gross rate unless an applicable tax treaty provides otherwise. In the case of a Non-United States holder that is a corporation, branch profits tax at a rate of 30% (or a lower applicable treaty rate) also may apply to the holder’s effectively connected interest, as adjusted for certain items.

Sale, Exchange or Retirement of the Notes. Subject to the discussion below under the caption “—Backup Withholding and Information Reporting,” any gain you realize on a sale, exchange, retirement or other taxable disposition of the Notes generally will be exempt from United States federal income tax, including United States withholding tax, unless:

•

your gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain would generally be taxed in the same manner as interest that is effectively connected with such trade or business, as described above; or

•

you are an individual holder and are present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, unless an applicable tax treaty provides otherwise, you will generally be subject to a 30% United States federal income tax on any gain recognized, which may be offset by certain United States source losses.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of interest on a Note, and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a Note, paid to United States holders unless such holders establish that they are exempt recipients. Backup withholding may apply to such payments or proceeds if the United States holder fails to provide a correct taxpayer identification number and otherwise comply with the applicable backup withholding rules.

Non-United States holders that properly certify as to their non-United States status as described above under the third bullet in “—Non-United States Holders—Payments of Interest” or otherwise establish an exemption are not subject to backup withholding on payments of interest to them. However, information returns are required to be filed with the IRS in connection with any interest paid to the Non-United States holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-United States holder resides or is established. Proceeds of the sale or other taxable disposition (including a retirement or redemption) of a Note within the United States or conducted through certain United States-related brokers generally will not be subject to backup withholding or information reporting if the Non-United States holder complies with certain certification procedures described above or otherwise establishes an exemption. Proceeds of a disposition (including a retirement or redemption) of a Note conducted through a non-United States office of a non-United States broker (other than a United States-related broker), which proceeds are paid outside the United States, generally will not be subject to backup withholding or information reporting.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment made to a holder generally may be claimed as a credit against such person’s United States federal income tax liability, if any, and may entitle such person to a refund, provided such holder timely furnishes the required information to the IRS.

FATCA

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Non-United States Holders—Payments of Interest,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You are urged to consult your own tax advisor regarding these rules.

Irish Taxation

The following is a summary of certain Irish withholding and income tax consequences of guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company in respect of the Notes. It applies to you if you are the absolute beneficial owner of the Notes. The summary does not apply to certain other classes of persons such as dealers in securities. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus supplement, which are subject to prospective or retroactive change. The summary does not constitute tax or legal advice and is of a general nature only. Please consult your own tax advisor concerning the tax consequences of owning the Notes in your particular circumstances.

Guarantee Payments

It is possible that Irish withholding tax could apply to guarantee payments by Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company. This is because some judicial decisions having persuasive authority in Ireland suggest that a guarantee payment could be treated to be an interest payment if the underlying guaranteed obligation is an interest payment. There is consequently a risk that a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could be treated as an interest payment and, thus, subject to interest withholding tax at the rate of 20% unless an exemption applied. An exemption may apply if the Notes continue to be listed on the TISE and held in DTC at the time the guarantee payments are made.

In limited circumstances, a guarantee payment by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company could alternatively be treated as an “annual payment” for Irish tax purposes. An annual payment is, broadly, a payment which is “pure profit of an income nature” in the hands of the recipient (for example an annuity payment). If a guarantee payment made by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company was an “annual payment,” Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company (as applicable) would be obliged to deduct 20% withholding tax from such payment. A double taxation treaty may offer relief for any such tax imposed.

Irish Income Tax

Guarantee payments by Willis Towers Watson Public Limited Company or Willis Towers Watson Sub Holdings Unlimited Company may be regarded as Irish source income because Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company reside in Ireland. Irish source income is generally subject to Irish tax and there is an obligation to account for any Irish tax on a self-assessment basis. However, if guarantee payments are deemed to be interest payments (as discussed above) arising from an Irish source, you would be exempt from Irish income tax if you are a company which is regarded, for the purposes of section 198 of the Taxes Consolidation Act 1997 of Ireland, as being a resident of a “relevant territory” (and not tax resident in Ireland) and that “relevant territory” imposes a tax that is generally applied to interest receivable in that territory by companies from sources outside that territory and in certain other circumstances. If an exemption does not apply or if the guarantee payments were treated to be a form of income other than an interest payment (e.g., an annual payment) arising from an Irish source, a double taxation treaty may offer relief for any such income tax imposed.

Irish Encashment Tax

If you appoint a person in Ireland to collect payments on the Notes on your behalf, Irish encashment tax (currently 25%) may be deducted by the Irish collection agent from the interest or guarantee payments. You may claim an exemption from this withholding tax if you are the beneficial owner of the interest or guarantee payments and are not a tax resident in Ireland and make a written declaration to this effect to the collecting agent. No encashment tax will apply if you are the beneficial owner of the interest or guarantee payments and are (or will be) within the charge to Irish corporation tax in respect of those payments.

United Kingdom Taxation

The following summary is based upon UK tax law as applied in England and Wales and HM Revenue & Customs practice as at the date of this document. Both law and practice may change at any time, possibly with retrospective effect. The summary is intended as a general guide only, not a complete analysis, and does not constitute tax or legal advice. It does not apply to certain categories of holders of the Notes (such as dealers, certain professional investors or persons connected with the Issuer) or where the income is deemed for tax purposes to be the income of any other person. The summary relates only to the UK withholding tax treatment of guarantee payments made by Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited (the “UK Guarantors”) in respect of the Notes, and certain other limited UK tax implications. It does not deal with all possible UK tax implications of acquiring, holding or disposing of the Notes, and relates only to the position of holders who are the absolute beneficial owners of the Notes and who hold their Notes as investments.

Holders of the Notes (or prospective holders of the Notes) who are in any doubt as to their tax position, or may be subject to tax in a jurisdiction other than the UK, should consult their professional advisers without delay.

United Kingdom Withholding Tax

If a UK Guarantor makes any payments in respect of interest, premium or discount on the Notes, such payments may be subject to United Kingdom withholding tax at 20 per cent, subject to the availability of any domestic law exemption or receipt by the relevant UK Guarantor of a direction from HM Revenue & Customs confirming that payments to a particular noteholder may be made without withholding (or with a reduced rate of withholding) pursuant to the provisions of any applicable double taxation treaty.

The reference to “interest” above is to “interest” as understood for the purposes of UK tax law. It does not take into account any different definition of “interest” that may prevail under any other tax law or that may apply under the terms and conditions of the Notes or any related document.

United Kingdom Tax Payers

Corporate noteholders within the charge to United Kingdom corporation tax (and not subject to any special tax regime, for example life insurance businesses) will normally recognize any profits, gains or losses on the Notes (including on redemption) for United Kingdom corporation tax purposes under the “loan relationship” rules in Part 5 of the UK’s Corporation Tax Act 2009. Generally speaking, under these rules, interest, profits, gains and losses (broadly, measured and recognized in accordance with generally accepted accounting practice) are taxed or relieved as income.

Foreign exchange gains and losses on the Notes in respect of corporate noteholders will, generally, fall within the “loan relationship” rules. Accordingly, corporate noteholders within the charge to United Kingdom corporation tax will, generally, be taxed on, or obtain relief for, foreign exchange gains and losses as described above.

Noteholders who are not subject to United Kingdom corporation tax but who are resident for tax purposes in the United Kingdom or who carry on a trade, profession or vocation in the United Kingdom through a branch or agency to which the Notes are attributable will, generally, be subject to income tax on interest arising in respect of the Notes on a receipts basis.

A transfer of Notes by a non-corporate noteholder resident in the United Kingdom for United Kingdom tax purposes, or who carries on a trade, profession or vocation in the United Kingdom through a permanent establishment to which the Notes are attributable, may give rise to a charge to United Kingdom income tax on an amount representing the interest on the transferred Notes that has accrued since the preceding interest payment date.

United Kingdom Stamp Duty and Stamp Duty Reserve Tax

What follows is drafted on the basis, as is expected to be the case, that the Notes are “exempt loan capital” (that is, that section 79(4) of the UK’s Finance Act 1986 applies to the Notes).

No UK stamp duty or stamp duty reserve tax should be payable on the issue, transfer or redemption of the Notes.

THE IRISH, UNITED KINGDOM AND UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN THE IRISH, UNITED KINGDOM, UNITED STATES FEDERAL OR OTHER TAX LAWS.

UNDERWRITING

BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter’s name in the table below.

Underwriter	Principal Amount of Notes
BNP Paribas Securities Corp.	$
BofA Securities, Inc.	$
Citigroup Global Markets Inc.	$
HSBC Securities (USA) Inc.	$
J.P. Morgan Securities LLC	$
Barclays Capital Inc.	$
PNC Capital Markets LLC	$
Truist Securities, Inc.	$
Wells Fargo Securities, LLC	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the Notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes. We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters propose to offer the Notes directly to the public at the relevant public offering price set forth on the cover page of this prospectus supplement and may offer the Notes to dealers at the relevant public offering price less a concession not to exceed   % of the principal amount of the Notes. The underwriters may allow, and dealers may re-allow, a concession not to exceed   % of the principal amount of the Notes on sales to other dealers. After the initial offering of the Notes to the public, the representatives may change the relevant public offering price and concession.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the Notes).

Paid by the Issuer
Per Note		%

We estimate that our total expenses (excluding the underwriting discount) for this offering will be approximately $     million.

In connection with the offering, the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amounts of the Notes to be purchased by the underwriters in the offering, which creates syndicate short positions. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids for or purchases of Notes made for the purpose of preventing or retarding a decline in the market prices of the Notes while the offering is in progress.

Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters or their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. Certain affiliates of the underwriters have committed amounts to the Revolving Credit Facility as lenders.

We have been advised by the underwriters that the underwriters intend to make a market in the Notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading markets for the Notes.

We expect that delivery of the Notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+ ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next   succeeding business days will be required, by virtue of the fact that the Notes initially will settle T+ , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing or the next succeeding business days should consult their own advisors.

Certain underwriters in this offering and/or their affiliates may hold 3.600% Senior Notes due 2024 and thus may receive a portion of the proceeds from the issuance of the Notes that are used to repay the 3.600% Senior Notes due 2024. See “Use of Proceeds.”

Notice to Prospective Investors in Canada

The Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering in Canada.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No. 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation.

Notice to Prospective Investors in Hong Kong

The Notes may not be offered or sold in Hong Kong by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong)

(the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948 of Japan, as amended, the “FIEL”). In respect of the solicitation relating to the Notes in Japan, no securities registration statement under Article 4, Paragraph 1 of the FIEL has been filed since this solicitation constitutes a “solicitation targeting QIIs” as defined in Article 23-13, Paragraph 1 of the FIEL (the “solicitation targeting QIIs”). The Notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except through a solicitation constituting a solicitation targeting QIIs, which will be exempt from the registration requirements of the FIEL, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Any investor desiring to acquire the Notes must be aware that the Notes may not be Transferred to any other person unless such person is a QII.

In this section:

•

“QII” means a qualified institutional investor as defined in the Cabinet Ordinance Concerning Definitions under Article 2 of the Financial Instruments and Exchange Law of Japan (Ordinance No. 14 of 1993 of the Ministry of Finance of Japan, as amended).

•

“Transfer” means a sale, exchange, transfer, assignment, pledge, hypothecation, encumbrance or other disposition of all or any portion of Notes, either directly or indirectly, to another person. When used as a verb, the terms “Transfer” and “Transferred” shall have correlative meanings.

•	“Resident of Japan” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018”), we have determined, and hereby notifies all relevant persons (as defined in the CMP Regulations 2018), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. None of this prospectus supplement and the accompanying prospectus or any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and none of this prospectus supplement and the accompanying prospectus or any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in the Dubai International Financial Centre (the “DIFC”)

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement and the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement and the accompanying prospectus. The Notes to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Notes offered should conduct their own due diligence on the Notes. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement and the accompanying prospectus nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

LEGAL OPINIONS

The validity of the Notes and certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP (New York). Certain legal matters under English law will be passed upon for us by Weil, Gotshal & Manges (London) LLP. Certain matters of Irish law will be passed upon for us by Matheson LLP. Certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Certain legal matters will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, incorporated by reference in this prospectus supplement, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting as of December 31, 2023, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

The Issuer is a company incorporated under the laws of the State of Delaware. Willis Towers Watson Public Limited Company and Willis Towers Watson Sub Holdings Unlimited Company are companies organized and existing under the laws of Ireland, Willis Netherlands Holdings B.V. is a company incorporated under the laws of the Netherlands and Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc and Willis Group Limited are companies organized and existing under the laws of England and Wales (together the “Non-U.S. Guarantors”). Certain of the directors and executive officers of the Issuer and the Non-U.S. Guarantors may be nonresidents of the United States. All or a substantial portion of the assets of such nonresident persons and of the Issuer and of the Non-U.S. Guarantors may be located outside the United States. As a result, it may not be possible for investors (i) to effect service of process within the United States upon the Issuer and the Non-U.S. Guarantors or those nonresident persons or (ii) to enforce against the Issuer and the Non-U.S. Guarantors or nonresident persons judgments obtained in U.S. courts predicated upon civil liability provisions of the federal securities laws of the United States.

INCORPORATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities registered by the registration statements of which this prospectus supplement is a part:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on February 22, 2024 (the “2023 Form 10-K”);

•

the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 5, 2023, that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2022; and

•	the description of our share capital contained in our Form 8-A, filed on January 5, 2016, including any amendments or reports filed for the purpose of updating the description.

The Company makes available, free of charge through our website at www.wtwco.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement. You may also request a copy of any documents incorporated by reference in this prospectus supplement (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 6th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8888

PROSPECTUS

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Debt Securities

Preferred Shares

Ordinary Shares

Warrants

Warrant Units

Share Purchase Contracts

Share Purchase Units

Prepaid Share Purchase Contracts

TRINITY ACQUISITION PLC

Debt Securities

WILLIS NORTH AMERICA INC.

Debt Securities

Guarantees of Debt Securities of

Willis Towers Watson Public Limited Company, Trinity Acquisition plc and Willis North America Inc.

We or either of our indirect wholly-owned subsidiaries, Trinity Acquisition plc and Willis North America Inc. (each a “Subsidiary Issuer,” and together, the “Subsidiary Issuers”), may offer the securities listed above, or any combination thereof, from time to time in amounts, at prices and on other terms to be determined at the time of the offering. We or the Subsidiary Issuers may sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, selling securityholders may sell these securities, from time to time, on terms described in the applicable prospectus supplement. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Investing in these securities involves risks. See “Risk Factors” on page 9 and the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Willis Towers Watson Public Limited Company’s ordinary shares are listed on the NASDAQ Global Select Market under the symbol “WTW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus and an applicable prospectus supplement may be used in the initial sale of the securities or in resales by selling securityholders. In addition, Willis Towers Watson Public Limited Company, the Subsidiary Issuers or any of their respective affiliates may use this prospectus and the applicable prospectus supplement in a remarketing or other resale transaction involving the securities after their initial sale. These transactions may be executed at negotiated prices that are related to market prices at the time of purchase or sale, or at other prices, as determined from time to time.

Prospectus dated February 28, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” utilizing a shelf registration or continuous offering process. Under this shelf registration or continuous offering process, we or the Subsidiary Issuers may sell any combination of the securities described in this prospectus in one or more offerings. In this section, “we” refers only to Willis Towers Watson Public Limited Company.

This prospectus describes some of the general terms that may apply to the securities that we or the Subsidiary Issuers may offer and the general manner in which the securities may be offered. Each time we or the Subsidiary Issuers sell securities, we or the Subsidiary Issuers will provide a prospectus supplement containing specific information about the terms of the securities being offered and the manner in which they may be offered. Willis Towers Watson Public Limited Company, the Subsidiary Issuers and any underwriter or agent that we may from time to time retain may also provide you with other information relating to an offering, which we refer to as “other offering material.” A prospectus supplement or any such other offering material provided to you may include a discussion of any risk factors or other special considerations applicable to those securities or to us and may also include, if applicable, a discussion of material United States federal income tax considerations and considerations under the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA.” A prospectus supplement or such other offering material may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or other offering material, you must rely on the information in the prospectus supplement or other offering material. Throughout this prospectus, where we indicate that information may be supplemented in an applicable prospectus supplement or supplements, that information may also be supplemented in other offering material provided to you. You should read this prospectus and any prospectus supplement or other offering material together with the additional information described under the heading “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC’s web site mentioned under the heading “Where You Can Find More Information About Us.”

You should rely only on the information provided in this prospectus and in the applicable prospectus supplement, including the information incorporated by reference, and in other offering material, if any, provided by us or any underwriter or agent that we may from time to time retain. Reference to a prospectus supplement means the prospectus supplement describing the specific terms of the securities you purchase. The terms used in your prospectus supplement will have the meanings described in this prospectus, unless otherwise specified. Neither we nor the Subsidiary Issuers, nor any underwriters or agents whom we may from time to time retain, have authorized anyone to provide you with different information. Neither we nor the Subsidiary Issuers are offering the securities in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement, any document incorporated by reference, or any other offering material is truthful or complete at any date other than the date mentioned on the cover page of these documents.

We or the Subsidiary Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by Willis Towers Watson Public Limited Company or the Subsidiary Issuers directly or through dealers or agents designated from time to time. If Willis Towers Watson Public Limited Company or the Subsidiary Issuers, directly or through agents, solicit offers to purchase the securities, Willis Towers Watson Public Limited Company and the Subsidiary Issuers reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers. In addition, selling securityholders may sell securities on terms described in the applicable prospectus supplement.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to as the “Securities Act.”

Unless otherwise stated, or the context otherwise requires, references in this prospectus to the “Company,” “Willis Towers Watson Public Limited Company,” “WTW” and “Holdings,” refer to Willis Towers Watson Public Limited Company only and do not include its consolidated subsidiaries. Unless the context otherwise requires or otherwise stated, references to “we,” “us,” “our” and “Willis Towers Watson Group” refer to the Company and its consolidated subsidiaries.

Unless otherwise stated, currency amounts in this prospectus and any prospectus supplement are stated in United States dollars, or “$.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have included in this document (including the information incorporated by reference in this prospectus) “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, the impact of the COVID-19 pandemic on our business, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of the Company’s treaty-reinsurance business (“Willis Re”) to Arthur J. Gallagher & Co. (“Gallagher”), demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational ‘Transformation program,’ and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as ‘may,’ ‘will,’ ‘would,’ ‘anticipate,’ ‘believe,’ ‘estimate,’ ‘expect,’ ‘intend,’ ‘plan,’ ‘probably,’ or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

There are important risks, uncertainties, events and factors that could cause our actual results or performance to differ materially from those in the forward-looking statements contained or incorporated by reference in this document, including the following:

•	our ability to successfully establish, execute and achieve our global business strategy as it evolves;

•	our ability to fully realize anticipated benefits of our growth strategy;

•	changes in demand for our services, including any decline in consulting services, defined benefit pension plans or the purchasing of insurance;

•	the risks related to changes in general economic, business and political conditions, including changes in the financial markets and inflation;

•

the risks relating to the adverse impact of the ongoing COVID-19 pandemic, including supply chain, workforce availability, vaccination rates, new or emerging variants and further social-distancing orders in jurisdictions where we do business, on the demand for our products and services, our cash flows and our business operations, including increased demand on our information technology resources and systems and related risks of cybersecurity breaches or incidents;

•	the risks relating to the sale of Willis Re to Gallagher, including incremental business, operational and regulatory risks created by transitional arrangements and pending transactions;

•	significant competition that we face and the potential for loss of market share and/or profitability;

•	the impact of seasonality, differences in timing of renewals and non-recurring revenue increases from disposals and book-of-business sales;

•	the failure to protect client data or breaches of information systems or insufficient safeguards against cybersecurity breaches or incidents;

•	the risk of increased liability or new legal claims arising from our new and existing products and services, and expectations, intentions and outcomes relating to outstanding litigation;

•	the risk of substantial negative outcomes on existing litigation or investigation matters;

•	changes in the regulatory environment in which we operate, including, among other risks, the impacts of pending competition law and regulatory investigations;

•	various claims, government inquiries or investigations or the potential for regulatory action;

•	our ability to make divestitures or acquisitions and our ability to integrate or manage such acquired businesses;

•	our ability to successfully hedge against fluctuations in foreign currency rates;

•	our ability to integrate direct-to-consumer sales and marketing solutions with our existing offerings and solutions;

•	our ability to comply with complex and evolving regulations related to data privacy and cyber security;

•	our ability to successfully manage ongoing organizational changes, including investments in improving systems and processes;

•	disasters or business continuity problems;

•	the impact of Brexit;

•	our ability to successfully enhance our billing, collection and other working capital efforts, and thereby increase our free cash flow;

•	the potential impact of the anticipated replacement of the London Interbank Offered Rate;

•	our ability to properly identify and manage conflicts of interest;

•	reputational damage, including from association with third parties;

•	reliance on third-party services;

•	risks relating to changes in our management structures and in senior leadership;

•	the loss of key employees or a large number of employees;

•	doing business internationally, including the impact of exchange rates;

•	compliance with extensive government regulation;

•	the risk of sanctions and related counter-sanctions imposed by governments, or changes to associated sanction regulations;

•	our ability to effectively apply technology, data and analytics changes for internal operations, maintaining industry standards and meeting client preferences;

•	changes and developments in the insurance industry or the U.S. healthcare system, including those related to Medicare and any legislative actions from the current U.S. Congress;

•	the inability to protect the Company’s intellectual property rights, or the potential infringement upon the intellectual property rights of others;

•	fluctuations in our pension assets and liabilities;

•

our capital structure, including indebtedness amounts, the limitations imposed by the covenants in the documents governing such indebtedness and the maintenance of the financial and disclosure controls and procedures of each;

•	our ability to obtain financing on favorable terms or at all;

•	adverse changes in our credit ratings;

•

the impact of recent or potential changes to U.S. or foreign tax laws, including on our effective tax rate, and the enactment of additional, or the revision of existing, state, federal, and/or foreign regulatory and tax laws, development of case law, other regulations and any policy changes and legislative actions;

•	U.S. federal income tax consequences to U.S. persons owning at least 10% of our shares;

•	changes in accounting principles, estimates or assumptions;

•	risks relating to or arising from environmental, social and governance (ESG) practices;

•	fluctuation in revenue against our relatively fixed or higher than expected expenses;

•	the laws of Ireland being different from the laws of the U.S. and potentially affording less protections to the holders of our securities; and

•	our holding company structure potentially preventing us from being able to receive dividends or other distributions in needed amounts from our subsidiaries.

The foregoing list of factors is not exhaustive and new factors may emerge from time to time that could also affect actual performance and results. For additional factors, see the section entitled “Risk Factors.”

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. Given the significant uncertainties inherent in the forward-looking statements included in this document, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. With regard to these risks, uncertainties and assumptions, the forward-looking events discussed in this document and the accompanying prospectus may not occur, and we caution you against unduly relying on these forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings contain important information that does not appear in this prospectus. The SEC filings are available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s website referred to above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information that is filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. The information that we file later with the SEC may update and supersede the information in this prospectus and in the information we incorporate by reference. We incorporate by reference the documents listed below (File No. 001-16503) and any filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities offered by this prospectus (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Our Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 24, 2022;

•	Our Current Report on Form 8-K filed on January 7, 2022; and

•	The description of our share capital contained in our Form 8-A, filed on January 5, 2016, including any amendments or reports filed for the purpose of updating the description.

The Company makes available, free of charge through our website at www.willistowerswatson.com, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, and Forms 3, 4, and 5 filed on behalf of directors and executive officers, as well as any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Nothing contained herein shall be deemed to incorporate information furnished to but not filed with the SEC. Unless specifically incorporated by reference in this prospectus, information on our website is not a part of the registration statement or any applicable prospectus supplement. You may also request a copy of any documents incorporated by reference in this prospectus (including any exhibits that are specifically incorporated by reference in them), at no cost, by writing or telephoning us at the following address or telephone number:

Willis Towers Watson Public Limited Company

Brookfield Place

200 Liberty Street, 7th Floor

New York, New York 10281

Attention: Investor Relations

Telephone: (212) 915-8888

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that may be important to you. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. To understand the terms of our securities, you should carefully read this document with the applicable prospectus supplement. Together, these documents will give the specific terms of the securities we are offering. You should also read the documents we have incorporated by reference in this prospectus described above under “Incorporation By Reference.”

The Securities We May Offer

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration or continuous offering process. Under the shelf registration process, Willis Towers Watson Public Limited Company may offer from time to time any of the following securities, either separately or in units with other securities:

•	debt securities;

•	preferred shares;

•	ordinary shares;

•	warrants and warrant units;

•	share purchase contracts and prepaid share purchase contracts; and

•	share purchase units.

In addition, Trinity Acquisition plc or Willis North America Inc. may offer debt securities. Debt securities issued by Willis Towers Watson Public Limited Company may be guaranteed by certain of its direct and indirect subsidiaries, including Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. Debt securities issued by Trinity Acquisition plc or Willis North America Inc. may be guaranteed by certain of their respective direct and indirect parent entities and direct and indirect subsidiaries.

In addition, certain selling stockholders identified in a prospectus supplement may offer and sell these securities, from time to time, on terms described in the applicable prospectus supplement.

Our Business

WTW is a leading global advisory, broking and solutions company that provides data-driven, insight-led solutions in the areas of people, risk and capital. Leveraging the global view and local expertise of our more than 44,000 colleagues serving more than 140 countries and markets, we help sharpen strategies, enhance organizational resilience, motivate workforces and maximize performance. We design and deliver solutions that manage risk, optimize benefits, cultivate talent and expand the power of capital to protect and strengthen institutions and individuals. Working closely with our clients, we uncover opportunities for sustainable success.

Our clients operate on a global and local scale in a multitude of businesses and industries throughout the world and generally range in size from large, major multinational corporations to middle-market domestic and international companies. Our clients include many of the world’s leading corporations, including approximately 92% of the FTSE 100, 91% of the Fortune 1000, and 90% of the Fortune Global 500 companies. We also advise the majority of the world’s leading insurance companies. We work with major corporations, emerging growth companies, governmental agencies and not-for-profit institutions in a wide variety of industries, with many of our client relationships spanning decades. No one client accounted for a significant concentration of revenue in each of the years ended December 31, 2021, 2020 and 2019. We place insurance with more than 2,500 insurance carriers, none of which individually accounted for a significant concentration of the total premiums we placed on behalf of our clients in 2021, 2020 or 2019.

The Registrants

Willis Towers Watson plc was formed upon completion of the merger on January 4, 2016, pursuant to the Agreement and Plan of Merger, dated June 29, 2015, as amended on November 19, 2015 (the “Merger Agreement”), between Willis Group Holdings Public Limited Company, Towers Watson & Co. (“Towers Watson”) and Citadel Merger Sub, Inc., a wholly-owned subsidiary of Willis formed for the purpose of facilitating this transaction (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into Towers Watson with Towers Watson continuing as the surviving corporation and a wholly-owned subsidiary of Willis.

Each of Willis Towers Watson Sub Holdings Unlimited Company, Willis Netherlands Holdings B.V., Willis Investment UK Holdings Limited, TA I Limited, Willis Towers Watson UK Holdings Limited, Trinity Acquisition plc, Willis Group Limited and Willis North America Inc. are direct or indirect wholly-owned subsidiaries of Willis Towers Watson Public Limited Company that act as holding companies of each other or other subsidiaries. Each one has been organized under the laws of the United Kingdom except for Willis Towers Watson Sub Holdings Unlimited Company, which was incorporated in Ireland on August 27, 2015, Willis Netherlands Holdings B.V., which was incorporated in the Netherlands on November 27, 2009, and Willis North America Inc., which was incorporated in Delaware on December 27, 1928.

For administrative convenience, we and each of our subsidiary registrants utilize the offices of Willis Group Limited as our and their principal executive offices, located at The Willis Building, 51 Lime Street, London EC3M 7DQ, England. The telephone number is (44) 203 124 6000. Our web site address is www.willistowerswatson.com. The information on our website is not a part of this prospectus. Willis North America Inc.’s principal executive offices are located at Brookfield Place, 200 Liberty Street, 7th Floor, New York, New York 10281 and its telephone number is 212-915-8888.

RISK FACTORS

Before you invest in these securities, you should carefully consider the risks involved. These risks include, but are not limited to:

•	the risks described in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on February 24, 2022, which is incorporated by reference into this prospectus; and

•	any risks that may be described in other filings we make with the SEC or in the prospectus supplements relating to specific offerings of securities.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds that we receive from the sale of the securities offered by this prospectus and the accompanying prospectus supplement for general corporate purposes. General corporate purposes may include using the funds for working capital, repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term debt until they are used for their stated purpose.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred shares, ordinary shares, warrants, warrant units, share purchase contracts, share purchase units or prepaid share purchase contracts that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We, or any selling securityholders, may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or a combination thereof, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

EXPERTS

The consolidated financial statements of Willis Towers Watson Public Limited Company and its subsidiaries as of December 31, 2021 and 2020, and for the three years ended December 31, 2021, 2020 and 2019, incorporated by reference in this prospectus, and the effectiveness of Willis Towers Watson Public Limited Company’s internal control over financial reporting as of December 31, 2021, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities under Irish law will be passed upon for us by Matheson. Unless otherwise indicated in the applicable prospectus supplement, certain matters of New York law will be passed upon for us by Weil, Gotshal & Manges LLP. Unless otherwise indicated in the applicable prospectus supplement, certain matters of the laws of the Netherlands will be passed upon for us by Baker & McKenzie Amsterdam N.V. Unless otherwise indicated in the applicable prospectus supplement, certain matters of English law will be passed upon for us by Weil, Gotshal & Manges (London) LLP. Any underwriters, dealers or agents may be advised about other issues relating to any offering by their own legal counsel.

$

Willis North America Inc.

% Senior Notes due 20

PRELIMINARY PROSPECTUS SUPPLEMENT

   , 2024

Joint Book-Running Managers

BNP PARIBAS

BofA Securities

Citigroup

HSBC

J.P. Morgan

Barclays

PNC Capital Markets LLC

Truist Securities

Wells Fargo Securities